                                               Filed pursuant to Rule 424(B)(3)
                                                         SEC File No. 333-91990
PROSPECTUS


[LOGO]

                         Magnum Hunter Resources, Inc.

                   Offer to Exchange all of Our Outstanding
                        9.60% Senior Notes due 2012 for
            9.60% Senior Notes due 2012, Which Have Been Registered
                       Under the Securities Act of 1933

                               -----------------

   We are offering to exchange all of our outstanding unregistered 9.60% senior notes due 2012 for registered 9.60% senior notes due 2012. We refer to the registered senior notes as the new notes and the unregistered senior notes as the old notes. We issued the old notes on March 15, 2002. As of the date of this prospectus, an aggregate principal amount of $300 million of old notes is outstanding. Please consider the following:

  . Our offer to exchange the old notes for the new notes expires at 5:00 p.m., New York City time, on August 27, 2002, unless we extend the offer.

  . You should carefully review the procedures for tendering the old notes beginning on page 26 of this prospectus. If you do not follow these procedures, we may not exchange your old notes for new notes.

  .   We will not receive any proceeds from the exchange offer.

  . If you do not tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  . You may withdraw tendered old notes at any time before the expiration of the exchange offer.

   The terms of the new notes will be substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. We will pay interest on the new notes on March 15 and September 15 of each year, beginning September 15, 2002, at a rate of 9.60% per year. We may redeem some or all of the new notes at any time, at a price described in this prospectus. Some of our wholly owned subsidiaries have guaranteed the new notes on a senior unsecured basis.

   There is currently no public market for the new notes. We do not intend to list the new notes on any securities exchange. Therefore, we do not anticipate that an active public market for the new notes will develop.

   You should read the section entitled "Risk Factors" beginning on page 9 for a discussion of specific factors that you should consider before participating in this exchange offer.

   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                  The date of this prospectus is July 25, 2002.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----

     FORWARD-LOOKING STATEMENTS....................................... ii

     SUMMARY..........................................................  1

     RISK FACTORS.....................................................  9

     USE OF PROCEEDS.................................................. 18

     SELECTED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA COMBINED
       FINANCIAL DATA................................................. 19

     RATIO OF EARNINGS TO FIXED CHARGES............................... 21

     THE EXCHANGE OFFER............................................... 22

     DESCRIPTION OF CERTAIN INDEBTEDNESS.............................. 34

     DESCRIPTION OF NEW NOTES......................................... 37

     MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS......... 71

     PLAN OF DISTRIBUTION............................................. 76

     LEGAL MATTERS.................................................... 77

     EXPERTS.......................................................... 77

     ENGINEERS........................................................ 77

     WHERE YOU CAN FIND MORE INFORMATION.............................. 77

     INCORPORATION OF DOCUMENTS BY REFERENCE.......................... 78

   This prospectus incorporates important business and financial information about Magnum Hunter that is not included in or delivered with this prospectus. See "Where You Can Find More Information" for more information regarding these matters.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements which are subject to risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus or the documents incorporated by reference that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

  .   benefits, effects or results of the merger with Prize Energy Corp.
      ("Prize");

  . cost reductions, operating efficiencies or synergies and the integration of operations in connection with the merger with Prize;

  .   future stock market valuations;

  .   tax and accounting treatment of the merger and the warrants offering;

  .   repayment of debt;

  .   business strategies;

  .   expansion and growth of operations after the merger with Prize;

  .   future operating results and financial condition; and

  .   oil and gas reserves.

   We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including:

  .   general economic and business conditions;

  . prices of crude oil, natural gas and natural gas liquids and industry expectations about future prices;

  . the business opportunities, or lack of opportunities, that may be presented to and pursued by us;

  .   the ability to integrate our operations with Prize; and

  .   changes in laws or regulations.

   Certain of these factors are in addition to the risks described in "Risk Factors" in this prospectus and the documents incorporated by reference and elsewhere in this prospectus. Most of these factors are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

                                    SUMMARY

   The following summary contains information about Magnum Hunter and the offering of the new notes. It does not contain all of the information that may be important to you in making a decision to exchange your old notes. For a more complete understanding of Magnum Hunter and this exchange offer, we urge you to read this entire prospectus and the documents incorporated by reference into this prospectus, including the "Risk Factors"section. In this prospectus, when we use the terms "Magnum Hunter,""we"or "our,"we mean Magnum Hunter Resources, Inc. and all its subsidiaries on a consolidated basis, unless the context requires otherwise.

                            Magnum Hunter Resources

   We are an independent energy company engaged in the exploration, exploitation and development, acquisition and operation of oil and gas properties with a geographic focus in the Mid-Continent Region, the Permian Basin and the Gulf of Mexico/Gulf Coast. Our management has implemented a business strategy that emphasizes acquisitions of long-lived proved reserves with significant exploitation and development opportunities where we generally could control the operations of the properties. As part of this strategy, from 1996 through 2001, we acquired significant properties from Burlington Resources Inc., Spirit Energy 76, a business unit of Union Oil Company of California, Vastar Resources, Inc. and Mallon Resources Corporation. In addition to our focus on selected exploratory drilling prospects in the Gulf of Mexico as described below, we intend to continue to concentrate our efforts on additional producing property acquisitions strategically located within our geographic area of operations. We also intend to continue to develop our substantial inventory of drilling and workover opportunities located onshore. We have identified over 358 development drilling locations (including both production and injection wells) and workover opportunities on our properties to which proved reserves have been attributed, substantially all of which are low-risk in-fill drilling opportunities.

   In 1998, we acquired an approximate 40% beneficial ownership interest in TEL Offshore Trust, a trust created under the laws of the state of Texas. The principal asset of TEL Offshore Trust consists of a 99.99% interest in the TEL Offshore Trust partnership. Chevron USA Inc. owns the remaining .01% interest in the partnership. The partnership owns an overriding royalty interest equivalent to a 25% net profits interest in certain oil and gas properties located offshore Louisiana in the shallow waters in the Gulf of Mexico. As of March 31, 2002, we owned approximately 36% of the units of beneficial ownership in TEL Offshore Trust.

   Additionally, we own over 480 miles of gas gathering systems and a 50% or greater ownership interest in three natural gas processing plants that are located adjacent to certain producing properties owned and operated by us located in the states of Texas, Oklahoma and Arkansas.

   At December 31, 2001, we had an interest in 3,241 wells and had estimated proved reserves of 378 Bcfe with a PV-10 of $311.9 million. Approximately 70% of these reserves were proved developed reserves: 31% were attributable to the Mid-Continent Region, 33% were attributable to the Permian Basin, and 36% were attributable to the Gulf of Mexico/Gulf Coast region. At December 31, 2001, our proved reserves had an estimated reserve life of approximately 11.3 years and were 66% natural gas. We serve as operator for approximately 70% of our properties, based on the gross number of producing wells in which we own an interest and 75% of our properties, based upon the year-end PV-10 value.

   As a result of our property acquisitions and successful drilling activities during 2001, we have achieved growth as described below:

  . Proved reserves increased 3% to 378 Bcfe at year-end 2001 from 367 Bcfe at year-end 2000; and

  . Average daily production increased 22% to 91,292 MMcfe during fiscal 2001 from 74,777 MMcfe in fiscal 2000. We had an exit rate of approximately 100 MMcfe at year-end 2001.

                               Recent Activities

   Merger with Prize Energy Corp. On March 15, 2002 we acquired Prize Energy Corp., which was merged into one of our wholly-owned subsidiaries. Prize was a publicly traded independent oil and gas company engaged primarily in the acquisition, enhancement and exploitation of producing oil and gas properties. Prize owned oil and gas properties principally located in three core operating areas, which were in the Permian Basin of West Texas and Southeastern New Mexico, the onshore Gulf Coast area of Texas and Louisiana and the Mid-Continent area of Oklahoma and the Texas Panhandle. Over 80% of Prize's oil and gas property base was located in Texas.

   The merger resulted in an exchange of 2.5 shares of Magnum Hunter common stock and $5.20 in cash for each share of Prize common stock, with the stockholders of Prize becoming stockholders of Magnum Hunter. As a result of the merger, we became owned approximately 52% by our then current stockholders and 48% by the former stockholders of Prize, without taking into account subsequent stock sales and the options and warrants that remained outstanding at the time of the merger.

   In connection with our merger with Prize, we issued $300 million of 9.6% unsecured senior notes due 2012 and established a new senior bank credit facility with a borrowing base of $300 million secured by the assets of the combined company. Proceeds from the senior notes offering and initial borrowings under the new senior bank credit facility were used to refinance the outstanding indebtedness under the existing senior bank credit facilities of both Magnum Hunter and Prize, fund the cash component of the merger consideration in the merger with Prize and pay costs and fees associated with the merger.

   On March 15, 2002, we amended and restated our Senior Bank Credit Facility in conjunction with the merger with Prize. The amended facility provides for total borrowings of $500 million, up from $225 million, and raises the borrowing base limit from $160 million to $300 million. The amended facility requires us to comply with certain financial tests and maintain certain financial ratios. We were not in compliance with the Funded Debt to EBITDA Ratio (as defined by the facility) at March 31, 2002. We have obtained a waiver from our lenders as of March 31, 2002 and have negotiated an amendment dated as of July 3, 2002 which adjusted the Funded Debt to EBITDA Ratio (as defined by the facility) to be less restrictive for the next four quarters ending
March 31, 2003. We believe we will be able to comply with the revised financial covenants.

   Magnum Hunter Warrants Offering. We have distributed to our stockholders of record on January 10, 2002, warrants to purchase 7,228,457 shares of our common stock at an exercise price of $15.00 per share and expiring three years from the date of distribution. The warrant distribution occurred on or about March 21, 2002 and the warrants are traded on the American Stock Exchange. The stockholders and warrantholders of Prize did not receive any of these warrants in the merger or otherwise.

   Recent Commodity Hedging Transactions. Periodically, we enter into commodity price hedging transactions to reduce the effects of fluctuations in crude oil and natural gas prices. At March 31, 2002, we had 72% of our natural gas production and 69% of our crude oil production hedged through December 31, 2002. None of these hedges were with Enron, which recently filed for bankruptcy.

                               Business Strategy

   Our overall strategy is to increase our reserves, production, cash flow and earnings utilizing a properly balanced program of:

  .   selective exploration;

  .   the exploitation and development of acquired properties; and

  .   strategic acquisitions of additional proved reserves.

   The following are key elements of our strategy:

   Exploration. We plan to continue to participate in drilling Gulf of Mexico exploratory wells in an effort to add shorter-lived, higher output production to our reserve mix. The continued use of 3-D seismic information as a tool in our exploratory drilling in the Gulf of Mexico will be significant. We have recently built a significant inventory of undrilled offshore lease blocks. We plan to continue to align ourselves with other active Gulf of Mexico industry partners who have similar philosophies and goals with respect to a "fast track"program of placing new production online. This typically involves drilling wells near existing infrastructure such as production platforms, facilities and pipelines. We also maintain an active onshore exploration program primarily concentrated in West Texas and Southeastern New Mexico where we have various other operations in core areas. From time to time, we participate in higher risk new exploration projects generated by third parties in areas along the Gulf Coast of Texas and Louisiana.

   Exploitation and Development of Existing Properties. As a result of the merger with Prize, we now have a substantial inventory of over 1,000 development/exploitation projects which include development drilling, workovers and recompletion opportunities. We will continue to seek to maximize the value of our existing properties through development activities including in-fill drilling, waterflooding and other enhanced recovery techniques. Typically, our exploitation projects do not have significant time limitations due to the existing mineral acreage being held by current production. By operating substantially all of our properties, our management is provided maximum flexibility with respect to the timing of capital expended to develop these opportunities.

   Property Acquisitions. Although we currently have an extensive inventory of exploitation and development opportunities, we will continue to pursue strategic acquisitions which fit our objectives of increasing proved reserves in similar geographic regions that contain development or exploration potential combined with maintaining operating control. We plan to continue to pursue an acquisition strategy of acquiring long-lived assets where operating synergies may be obtained and production enhancements, either on the surface or below ground, may be achieved.

   Management of Overhead and Operating Costs. We will continue to emphasize strict cost controls in all aspects of our business and will continue to seek to operate our properties wherever possible utilizing a minimum number of personnel. By operating approximately 75% of our properties on a PV-10 basis we will generally be able to control direct operating and drilling costs as well as to manage the timing of development and exploration activities. This operating control also provides greater flexibility as to the timing requirements to fund new capital expenditures. By strictly controlling our general and administrative expenses, management strives to maximize our net operating margin.

   Expansion of Gas Gathering and Processing Operations. We have implemented several programs to expand and increase the efficiency of our gas gathering systems and gas processing plants. We will consider opportunities to acquire or develop additional gas gathering and processing facilities that are primarily associated with our current production.

                               -----------------

   Magnum Hunter is incorporated under the laws of Nevada. Our executive offices are located at 600 East Las Colinas Blvd., Suite 1100, Irving, Texas 75039, and our telephone number is (972) 401-0752.

                              The Exchange Offer

   Following is a summary of the principal terms of our exchange offer. A more detailed description is contained in this prospectus under the heading "The Exchange Offer"beginning on page 21.

The exchange offer..........  We are offering to exchange $1,000 principal amount of our 9.60% Senior Notes due 2012, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding unregistered 9.60% Senior Notes due 2012. As of the date of this prospectus, $300 million in aggregate principal amount of the old notes are outstanding.

                              We have registered the new notes under the Securities Act and they are substantially identical to the old notes, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

Resale of the new notes.....  We believe that the new notes issued to you pursuant to the exchange offer may be offered for sale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

                              . are acquiring the new notes in the ordinary course of your business;

                              . are not engaging in, and do not intend to engage in, a distribution of the new notes;

                              . do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and

                              . are not an "affiliate"of ours within the meaning of Rule 405 under the Securities Act.

                              If any of these conditions is not satisfied and you transfer any new notes without delivering a proper prospectus or without qualifying for an exemption from registration, you may incur liability under the Securities Act. In addition, if you are a broker-dealer seeking to receive new notes for your own account in exchange for old notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any offer to resell, or any resale or other transfer of the new notes that you receive in the exchange offer. See "Plan of Distribution."

Expiration date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on August 27, 2002, unless we extend the exchange offer.

Withdrawal rights...........  You may withdraw the tender of your old notes at any time prior to the expiration date of the exchange offer. We will return to you any of your old notes that we do not accept for exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Accrued interest on the new
  notes and the old notes...  Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was March 15, 2002. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest on the old notes.

Conditions of the exchange
  offer.....................  The exchange offer is subject to customary conditions that may be waived by us; however, the exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. We currently anticipate that each of the conditions will be satisfied and that we will not need to waive any conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date. For additional information, see "The Exchange Offer--Conditions of the Exchange Offer."

Procedures for tendering the
  old notes.................  If you are a holder of old notes who wishes to accept the exchange offer:

                              . complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, and mail or otherwise deliver the letter of transmittal, together with your old notes, to the exchange agent at the address set forth under "The Exchange Offer--Exchange Agent;" or

                              . arrange for The Depository Trust Company to transmit certain required information, including an agent's message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, to the exchange agent in connection with a book-entry transfer.

                              By tendering your old notes in either manner, you will be representing, among other things, that:

                              . the new notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

                              . you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer; and

                              . you are not an "affiliate" of ours, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act.

Special procedures for
  beneficial owners.........  If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender your old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery
  procedures................  If you wish to tender your old notes and cannot cause the old notes, the letter of transmittal or any other required documents to be transmitted to, and received by, the exchange agent prior to the expiration of the exchange offer, you may tender your old notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer--Procedures for Tendering Old Notes; Guaranteed Delivery."

Acceptance of the old notes
  and delivery of the new
  notes.....................  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all old notes that are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly following the expiration date. For additional information, see "The Exchange Offer--Acceptance of Old Notes for Exchange."

Federal income tax
  considerations............  The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See "Material United States Income Tax Considerations."

Use of proceeds.............  We will not receive any proceeds from the issuance of the new notes. We will pay for all expenses incident to the exchange offer.

Consequences of failing to
  exchange your old notes...  The exchange offer satisfies our obligations and your rights under the registration rights agreement. Except in limited circumstances, after the exchange offer is completed, you will not be entitled to any registration rights with respect to your old notes unless:

                              .   you comply with the registration and
                                  prospectus delivery requirements of the
                                  Securities Act of 1933; or

                              .   you qualify for an exemption from the
                                  Securities Act of 1933 registration
                                  requirements.

Exchange agent..............  Deutsche Bank Trust Company Americas is serving as the exchange agent.

                                 The New Notes

   The form and terms of the respective new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes will not bear legends restricting their transfer and will not have any of the registration and related liquidated damages rights of the old notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The new notes will evidence the same indebtedness as the old notes which they replace and will be issued under, and be entitled to the benefits of, the indenture dated as of March 15, 2002. For a more complete description of the terms of the new notes, see "Description of New Notes."

Issuer......................  Magnum Hunter Resources, Inc.

Notes offered...............  $300,000,000 aggregate principal amount of 9.60%
                              Senior Notes due 2012.

Maturity date...............  March 15, 2012.

Interest payment dates......  Every March 15 and September 15 beginning
                              September 15, 2002. Interest on the new notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was March 15, 2002.

Ranking.....................  The new notes will be our unsecured senior obligations and will rank equally with our existing and future senior indebtedness and senior to any future subordinated indebtedness. The guarantees by our subsidiaries that guarantee the new notes will be unsecured senior obligations and will rank equally with existing and future senior indebtedness of the subsidiaries that guarantee the new notes. The new notes and guarantees will be effectively subordinate to our and our guarantor subsidiaries' existing and future secured indebtedness, including our new credit facility.

Guarantees..................  Our obligations under the new notes will be unconditionally guaranteed by substantially all of our current subsidiaries.

Optional redemption.........  Except as described below, we cannot redeem the new notes until March 15, 2007. Thereafter we may redeem some or all of the new notes at the redemption prices listed in the "Description of the New Notes"section under the heading "Optional Redemption,"plus unpaid accrued interest to the date of redemption

Optional redemption after
  equity offerings..........  At any time (which may be more than once) on or before March 15, 2005, we may redeem up to 35% of the outstanding new notes with money that we raise in one or more equity offerings, as long as:

                              . we pay 109.600% of the face amount of the new notes, plus interest;

                              . we redeem the new notes within 60 days of completing the equity offering; and

                              .   at least 65% of the aggregate principal
                                  amount of new notes issued remains
                                  outstanding afterwards.

Change of control offer.....  If we experience a change of control, we must give holders of the new notes the opportunity to sell us their notes at 101% of their principal amount, plus unpaid accrued interest.

Asset sale proceeds.........  If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay the debt under our new credit facility, repurchase our existing senior notes or make an offer to purchase a principal amount of the new notes equal to the excess net cash proceeds. The purchase price of the new notes will be 100% of their principal amount, plus unpaid accrued interest.

Certain indenture provisions  The indenture governing the new notes contains covenants limiting our (and our restricted subsidiaries') ability to:

                              .   incur additional indebtedness;

                              . make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

                              .   make investments or acquisitions;

                              .   sell our assets;

                              .   grant liens on our assets;

                              .   engage in transactions with affiliates; and

                              .   merge or consolidate or transfer
                                  substantially all of our assets.

                              These covenants are subject to a number of important limitations and exceptions.

Use of proceeds.............  We will not receive any cash proceeds from the exchange offer. For a description of the use of proceeds from the offering of the old notes, see "Use of Proceeds."

Absence of a public market
  for the new notes.........  The new notes are new securities. There has been no public market for the old notes, and we do not anticipate that an active market for the new notes will develop. The new notes will not be listed on any securities exchange or included in any automated quotation system. As a result, we cannot assure you that any active or liquid market will develop for the new notes.

Risk Factors................  See "Risk Factors" for a description of certain of the risks associated with the new notes.

                                 RISK FACTORS

   You should carefully consider the risks and uncertainties described below and the other information contained or incorporated by reference in this prospectus before deciding to participate in the exchange offer.

Risks Related to the Exchange Offer and Our Indebtedness

  You may be adversely affected if you do not exchange your old notes.

   If you do not exchange your old notes for new notes pursuant to the exchange offer, you will continue to be subject to the transfer restrictions on your old notes. Except in limited circumstances, you will have no further registrations rights. The transfer restrictions on your old notes arise because we issued the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act of 1933 and applicable state securities laws, or offered and sold pursuant to an exemption from those requirements. We do not intend to register the old notes under the Securities Act of 1933. In addition, if you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. In those circumstances, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange Old Notes."

  You must tender the old notes in accordance with proper procedures in order to ensure the exchange will occur.

   We will only exchange old notes for new notes if you follow the proper procedures, as detailed in this prospectus. We will issue the new notes in exchange for the old notes if the exchange agent receives the old notes or a book-entry confirmation, a properly completed and executed transmittal letter, or an agent's message, and all other required documentation in a timely manner. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. In addition, if you are an affiliate of ours or you tender the old notes in the exchange offer in order to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution."

  We have a significant amount of debt.

   In connection with our merger with Prize, we issued $300 million of 9.6% senior notes due 2012 and established a new credit facility with a borrowing base of $300 million secured by the assets of the combined company. Proceeds from the senior notes offering and borrowings under the new credit facility were used to refinance the outstanding indebtedness under the existing senior credit facilities of both Magnum Hunter and Prize, fund the cash component of the merger consideration in the merger with Prize and pay costs and fees associated with the merger. As a result of the merger, the combination of our outstanding 10.00% senior notes due 2007, our new issuance of the 9.6% senior notes due 2012 and our new senior bank credit facility, created outstanding long term debt of approximately $634.9 million as of March 31, 2002. Because we must dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, that portion of our cash flow is not available for other purposes. The covenants contained in our new credit facility and the indentures relating to our two issuances of senior notes require us to meet financial tests and limit our ability to borrow additional funds or to acquire or dispose of assets. Also, our ability to obtain additional financing in the future may be impaired by our substantial leverage. Additionally, the senior, as opposed to subordinated, status of our 10% senior notes due 2007 and our 9.6% senior notes due 2012, our high debt to equity ratio, and the pledge of substantially all of our assets as collateral for our new credit facility will, for the foreseeable future, make it difficult for us to obtain financing on an unsecured basis or to obtain secured financing other than "purchase money" indebtedness collateralized by the acquired assets.

  Our new credit facility and the indentures governing our senior notes impose restrictions on us that may limit the discretion of our management in operating our business that, in turn, could impair our ability to repay our obligations under the new notes.

   Our new credit facility and the indentures governing our senior notes contain various restrictive covenants that limit our management's discretion in operating our business. In particular, these covenants limit our ability to, among other things:

  .   incur additional debt;

  . make restricted payments (including paying dividends on, redeeming or repurchasing our capital stock);

  .   make investments or acquisitions;

  .   grant liens on assets;

  .   sell our assets;

  .   engage in transactions with affiliates; and

  .   merge, consolidate or transfer substantially all of our assets.

   Under some circumstances, including if we fail to meet certain financial tests, the indentures governing our senior notes prohibit us from borrowing the full amount of availability under our new credit facility.

   Our new credit facility also requires us to maintain specified financial ratios and satisfy some financial tests. Our ability to maintain or meet these financial ratios and tests may be affected by events beyond our control, including changes in general economic and business conditions, and we cannot assure you that we will maintain or meet these ratios and tests or that the lenders under the new credit facility will waive any failure to meet these ratios or tests. A breach of any of these covenants could result in an event of default under the new credit facility, in which case, the lenders could elect to declare all amounts borrowed under the new credit facility, together with unpaid accrued interest, to be immediately due and payable and to terminate all commitments under the new credit facility.

  We may not be able to generate a sufficient amount of cash flow to meet our debt service obligations.

   Our ability to make scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to certain financial, business and other factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay scheduled expansions and capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt. We cannot assure you that our operating performance, cash flow and capital resources will be sufficient for payment of our debt in the future. In the event that we are required to dispose of material assets or operations or restructure our debt to meet our debt service and other obligations, we cannot assure you as to the terms of any such transaction or how soon any such transaction could be completed.

  The new notes are unsecured and effectively subordinated to our secured indebtedness.

   The new notes will not be secured. Our new credit facility is secured by substantially all of our assets and the assets of our subsidiaries. If we become insolvent or are liquidated, or if payment under any of this facility or any of our other secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the new notes. As a result, the new notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the new notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation.

  In the event of our bankruptcy or liquidation, holders of the new notes will be paid from any assets remaining after payments to any holders of debt of certain of our subsidiaries.

   The new notes will be structurally subordinated to the liabilities of our subsidiaries that are not guarantors. If we are declared bankrupt or insolvent, or are liquidated, the holders of any debt of our non-guarantor subsidiaries will be entitled to be paid from the assets of the non-guarantor subsidiaries before any payment may be made with respect to the new notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on the debt of our non-guarantor subsidiaries and the new notes.

  We are dependent upon cash from our subsidiaries to meet our debt service obligations.

   We conduct a significant portion of our operations through our subsidiaries. Our ability to meet our debt service obligations will be dependent on receipt of cash from our direct and indirect subsidiaries. We have one or more subsidiaries that are not guarantors, and such non-guarantor subsidiaries do not have obligations with respect to the new notes. However, at present, such non-guarantor subsidiaries do not generate a significant portion of our operating income and cash flow. Future borrowings by our non-guarantor subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to us.

  We may not be able to finance change of control offers.

   If we were to experience a change of control, as defined in the indenture governing the new notes or the indenture governing our 10% Senior Notes, one or both of those indentures would require us to purchase all of the new notes and 10% Senior Notes, respectively, then outstanding at 101% of their principal amount, plus unpaid accrued interest to the date of repurchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to purchase the new notes and our 10% Senior Notes. In addition, our new credit facility restricts our ability to repurchase the new notes and our 10% Senior Notes, even when we are required to do so by the indentures in connection with a change of control. A change of control could therefore result in a default under the new credit facility and could cause the acceleration of the new senior credit facility debt. The inability to repay such debt, if accelerated, and to repurchase all of the tendered notes, would constitute an event of default under the indentures.

  The guarantees may not be enforceable because of fraudulent conveyance laws.

   The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance law if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the new notes, such guarantor:

  . incurred the guarantee of the new notes with the intent of hindering, delaying or defrauding current or future creditors; or

  . received less than reasonably equivalent value or fair consideration for incurring the guarantee of the new notes and such guarantor:

      -- was insolvent or was rendered insolvent;

      -- was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

      -- intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

   It may be asserted that the guarantors incurred their guarantees for our benefit and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

   The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

  . the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

  . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

   If a guarantee is avoided as a fraudulent conveyance, or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of us or any guarantor whose obligation was not set aside or found to be unenforceable.

  There is no public market for the new notes.

   We do not intend to list the new notes on any national securities exchange or to seek the admission thereof to trading on the Nasdaq Market. The initial purchasers have advised us that they currently intend to make a market in the new notes. However, the initial purchasers are not obligated to make a market in the new notes and any market making may be discontinued at any time without notice. Therefore, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the notes.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.

Risks Associated with our Merger with Prize

  We may not achieve the expected benefits of the merger.

   The merger was intended to achieve specific goals. The likelihood of achieving those goals represented the subjective judgment of our senior management and board of directors. Some of those goals may not be achieved or, if achieved, may not be achieved in the time frame in which they were expected. Whether the combined company will actually realize these anticipated benefits depends on future events and circumstances beyond the control of the combined company, including the following:

  . A decline in economic conditions in general or in the oil and gas industry in particular could cause our combined company to fail to meet the expectations of our board of directors for revenue, earnings and cash flow.

  . Differing opinions of securities analysts and investors regarding the prospects for our combined company's business and our future financial condition could reduce the likelihood that our combined company will enjoy the hoped-for increase in stock market valuation multiples relative to the stock market valuation multiples of smaller competitors.

  . The other risk factors discussed below may prevent the achievement of the believed advantages of the merger.

Because of these and other factors, it is possible that our combined company will not realize some or all of the expected benefits of the merger.

  We may face difficulties in integrating the operations of Magnum Hunter and Prize.

   Before the merger, Magnum Hunter and Prize operated separately. Magnum Hunter's management team has no experience in running the combined business. We may not be able to integrate all of the operations of

Magnum Hunter and Prize within the time frame anticipated and without an unexpected loss of key employees, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize all of the operating efficiencies, synergies, cost savings or other benefits originally anticipated from the merger. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on our business, results of operations or financial condition.

  As a result of the merger with Prize, our risk profile is different from that of Magnum Hunter and Prize before the merger.

   We were relatively more active in onshore exploration and in offshore exploration and production than Prize, which did not engage in these activities. As a result, the combined company will have a different risk profile than either company had before the merger.

   The combined company's oil and gas business involves a variety of operating risks, including unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution, marine hazards and other risks, any of which could cause personal injuries, loss of life, damage to properties and substantial losses. Although we carry, and will continue to carry, insurance at levels that we believe are reasonable, we will not be fully insured against all risks. We will not carry business interruption insurance except on rare occasions. Losses and liabilities arising from uninsured or under-insured events could materially affect the combined company's financial condition and operations.

  The price of our common stock may decline as a result of the merger with Prize.

   The number of issued shares of Magnum Hunter common stock increased substantially as a result of the merger with Prize, from 35,972,484 shares on March 1, 2002 to approximately 70,065,447 shares as of March 15, 2002. If holders of a significant number of these new shares elect not to retain their shares, the market price of our common stock may vary sharply or decline for reasons unrelated to the financial performance of the combined company.

Risks Relating to Our Business

  A decrease in oil and natural gas prices will adversely affect our business.

   Our revenues, profitability and the carrying value of our oil and gas properties depend substantially upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Oil and gas prices also substantially affect our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness, and to obtain additional capital on attractive terms. Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. In 1999 and 2000, oil and natural gas prices increased compared to prices in the previous two years. However, beginning in mid-2001, oil and natural gas prices began declining. Prices for oil and gas fluctuate widely in response to:

  .   relatively minor changes in the supply of, and demand for, oil and gas;

  .   market uncertainty; and

  .   a variety of additional factors, all of which are beyond our control.

   These additional factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions. Also, our ability to market our production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Volatility in oil and gas prices could affect our ability to market our production through such systems, pipelines or facilities. Currently, we sell substantially all our gas production to gas marketing firms or end users either on the spot market on a month-to-month basis at prevailing spot market prices or under long-term contracts based on current spot market prices.

   Under the full cost accounting method, we are required to take a non-cash charge against earnings if capitalized costs of acquisition, exploration and development, net of depletion, depreciation and amortization, less deferred income taxes, exceed the present value of our proved reserves and the lower of cost or fair value of unproved properties after income tax effects. Once incurred, a write down of oil and gas properties is not reversible at a later date even if oil and gas prices increase.

   At December 31, 2000, NYMEX prices were $26.80 per Bbl for oil and $9.78 per Mcf for gas. At December 31, 2001, NYMEX prices were $19.78 per Bbl for oil, a decline of 26% from year-end 2000, and $2.72 per Mcf for gas, a decline of 72% from year-end 2000. Our capitalized costs again exceeded the PV-10 limitation utilizing commodity prices in effect at December 31, 2001 under the full cost method of accounting by $76.0 million. However, no writedown for impairment of our oil and gas properties is required, due to higher oil and gas prices that have been recorded in the market subsequent to December 31, 2001.

  You should not place undue reliance on our reserve data because they are estimates.

   This prospectus incorporates by reference estimates of our oil and gas reserves and the future net cash flows that were prepared by independent petroleum consultants as of December 31, 2001. There are numerous uncertainties inherent in estimating quantities of proved reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The estimates incorporated by reference into this prospectus rely on various assumptions, including, for example, constant oil and gas prices, operating expenses, capital expenditures and the availability of funds, and are therefore inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes, operating expenses, development expenditures and quantities of recoverable oil and gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect he estimated quantity and value of reserves.

  Maintaining reserves and revenues in the future depends on successful exploration and development.

   Our future success depends upon our ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless we successfully explore or develop or acquire properties containing proved reserves, our proved reserves will generally decline as we produce them. The decline rate varies depending upon reservoir characteristics and other factors. Our future oil and gas reserves and production, and, therefore, cash flow and income, depend greatly upon our success in exploiting our current reserves and acquiring or finding additional reserves. We cannot assure you that our planned development projects and acquisition activities will result in significant additional reserves or that we will successfully drill productive wells at economic returns to replace our current and future production.

  We may not be able to meet our capital requirements.

   We will need to continue to make substantial capital expenditures for the acquisition, enhancement, exploitation and production of oil and natural gas reserves. Without successful enhancement, exploitation and acquisition activities, our reserves and revenues will decline over time. We intend to finance our capital expenditures, other than significant acquisitions, from internally generated funds provided by operations and borrowings under our new credit facility. Our ability to borrow under the new credit facility in the future may be limited by redetermination of the borrowing base or our failure to meet certain financial tests under the indentures governing the new notes and our existing 10% Senior Notes. If our cash flow from operations and availability under the new credit facility are not sufficient to satisfy capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to allow us to fund our continued growth.

  Our exploration and development activities are subject to significant risks.

   Our oil and gas business involves a variety of operating risks, including unexpected formations or pressures, uncontrollable flows of oil, gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution, marine hazards and other risks, any of which could cause personal injuries, loss of life, damage to properties and substantial losses.

   We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment in wells drilled. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce net reserves to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment, may curtail, delay or cancel drilling operations.

   We have also recently been more active in offshore exploration and production. Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions or damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities.

   In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. Although we carry insurance at levels that we believe are reasonable, we are not fully insured against all risks. We do not carry business interruption insurance except on rare occasions. Losses and liabilities arising from uninsured or under-insured events could materially affect our financial condition and operations.

  We conduct waterflood projects and other secondary recovery operations.

   Secondary recovery operations involve certain risks, especially the use of waterflooding techniques. Our inventory of development prospects include waterflood projects. With respect to our properties located in the Permian Basin, we have identified significant potential expenditures related to further developing existing waterfloods. Waterflooding involves significant capital expenditures and uncertainty as to the total amount of recoverable secondary reserves. In waterflood operations, there is generally a delay between the initiation of water injection into a formation containing hydrocarbons and any increase in production. The operating cost per unit of production of waterflood projects is generally higher during the initial phases of such projects due to the purchase of injection water and related costs. Costs are also higher during the later stages of the life of the project as production declines. The degree of success, if any, of any secondary recovery program depends on a large number of factors, including the amount of primary production, the porosity and permeability of the formation, the technique used, the location of injector wells and the spacing of both producing and injector wells.

  We hedge our oil and gas production.

   Periodically, we have entered into hedging transactions to reduce the effects of fluctuations in crude oil and natural gas prices. At March 31, 2002, we had 72% of our natural gas production and 69% of our crude oil production hedged through December 31, 2002. The hedging activities of the combined company, while intended to reduce sensitivity to changes in market prices of oil and gas, are subject to a number of risks including instances in which we or the counterparties to our hedging contracts fail to perform. Additionally, the fixed price sales and hedging contracts limit the benefits the combined company will realize if actual prices rise above the contract prices.

  Our operations are subject to many laws and regulations.

   The oil and gas industry is heavily regulated. Extensive federal, state, local and foreign laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas affect our operations. Some of the regulations set forth standards for discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas.

   Numerous environmental laws, including but not limited to those governing the management of waste, the protection of water and air quality, the discharge of materials into the environment, and the preservation of natural resources, impact and influence our operations. If we fail to comply with environmental laws regarding the discharge of oil, gas, or other materials into the air, soil or water we may be subject to liabilities to the government and third parties, including civil and criminal penalties. These regulations may require us to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may, in some circumstances, result in liability for environmental damage regardless of negligence or fault. New laws or regulations, or modifications of or new interpretations of existing laws and regulations, may increase substantially the cost of compliance or adversely affect our oil and gas operations and financial condition. From time to time, we have agreed to indemnify sellers of producing properties against some liabilities for environmental claims associated with these properties. Material indemnity claims may also arise with respect to properties acquired by or from us. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that we will not incur material costs.

  Marketability of our oil and natural gas production may be affected by factors beyond our control.

   The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. Most of our natural gas is delivered through gathering systems and pipelines that we do not own. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect our ability to produce and market our oil and natural gas.

  Our acquisitions involve certain risks.

   We have grown significantly through acquisitions and intend to continue acquiring oil and gas properties in the future. Although we review and analyze the properties that we acquire, such reviews are subject to uncertainties. It generally is not possible to review in detail every individual property involved in an acquisition. Our assessments of matters such as recoverable reserves and potential environmental liabilities is necessarily inexact. We do not always conduct inspections on every well, and ordinarily focus our review on the higher-valued properties. However, even a detailed review of all properties and records may not reveal existing or potential problems, and inspection of a specific well might not result in detection of potential problems, such as mechanical integrity of equipment and environmental conditions, that may require significant remedial expenditures.

   As the Prize merger demonstrates, we have begun to focus our acquisition efforts on larger packages of oil and gas properties. Acquisitions of larger oil and gas properties may involve substantially higher costs and may pose additional issues regarding operations and management. We cannot assure you that we will be able to successfully integrate all of the oil and gas properties that we acquire into our operations or that we will achieve desired profitability objectives.

  We are subject to substantial competition.

   We encounter substantial competition in acquiring properties, drilling for new reserves, marketing oil and gas, securing trained personnel and operating our properties. Many competitors have financial and other resources that substantially exceed our resources. Our competitors in acquisitions, development, exploration and production include major oil companies, natural gas utilities, numerous independents, individual proprietors and others. Our competitors may be able to pay more for desirable leases and may be able to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit.

  Our business may be adversely affected if we lose our key personnel.

   We depend greatly upon three key individuals within our management team:
Gary C. Evans, Richard R. Frazier and Charles R. Erwin. The loss of the services of any of these individuals could materially impact our operations.

  Certain of our principal stockholders can significantly influence all matters requiring the approval of our stockholders, and their interests in our business may be different than yours.

   Natural Gas Partners V, L.P. owns approximately 26% of our outstanding common stock. As a result of this voting power, this stockholder has the ability to significantly influence the outcome of substantially all matters which may be put to a vote of our stockholders, including the election of our directors, amendments to our articles of incorporation and bylaws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. This may also delay or prevent a change in our management or voting control. You should consider that the interests of Natural Gas Partners V, L.P. as an equity investor will likely differ from your interests in material respects.

                                USE OF PROCEEDS

   We intend the exchange offer to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. Old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

   The net proceeds from the issuance and sale of the old notes was approximately $291.7 million. We used all of the net proceeds of the sale of the old notes, together with the borrowings under the new credit facility, to refinance the outstanding indebtedness under the existing senior bank credit facilities of both Magnum Hunter and Prize, fund the cash component of the merger consideration in the merger with Prize and pay costs and fees associated with the merger.

                       SELECTED CONSOLIDATED HISTORICAL
      AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA AND OPERATING DATA

   The following table presents selected historical consolidated and unaudited pro forma combined financial data for Magnum Hunter for the periods indicated. The unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial information incorporated by reference into this prospectus. The unaudited pro forma combined financial statements give effect to (i) the merger of Prize with a subsidiary of Magnum Hunter, as if it had occurred on January 1, 2000 and January 1, 2001, as applicable, with respect to operating and other data.

   The data have been derived from the consolidated financial statements and related notes of Magnum Hunter and other information concerning Magnum Hunter included in this prospectus or incorporated by reference, or otherwise contained in the annual and quarterly reports that Magnum Hunter has filed with the SEC. You should read this historical and pro forma information together with the consolidated financial statements and related notes of Magnum Hunter in the annual reports and other information that Magnum Hunter has filed with the SEC and incorporated by reference. The results of operations for the unaudited three month period ended March 31, 2002 are not necessarily indicative of the operating results for the full year.

                                                          Year Ended                              Three Months Ended
                                                         December 31,                                  March 31,
                                  ----------------------------------------------------------  --------------------------
                                                                                       Pro                         Pro
                                                     Historical                       Forma      Historical       Forma
                                  ------------------------------------------------  --------  ----------------  --------
                                                           (dollars in thousands, except ratios)
                                    1997      1998      1999      2000      2001      2001      2001     2002     2002
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
Statement of Operations Data
Operating revenues:
  Oil and gas sales.............. $ 34,569  $ 43,565  $ 60,673  $106,052  $133,083  $313,814  $42,953  $39,150  $ 63,955
  Gas gathering, marketing
    and processing...............   10,297     6,954     8,185    20,010    17,895    17,895    7,102    3,582     4,310
  Oilfield management services...    3,968       881       768     1,448     1,828     1,828      515      392       392
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
     Total operating revenues....   48,834    51,400    69,626   127,510   152,806   333,537   50,570   43,124    68,657
Operating costs and expenses:
  Oil and gas production
    lifting costs................    7,901    14,265    15,431    16,401    20,388    63,398    4,650    8,948    16,398
  Production taxes and other
    costs........................    4,911     6,417     8,144    12,558    12,994    29,778    4,015    4,303     6,795
  Gas gathering, marketing
    and processing...............    7,909     5,750     5,870    15,685    16,101    16,101    6,572    2,680     2,992
  Oilfield management services...    3,745       467       350       903     1,277     1,277      362      276       276
  Depreciation, depletion and
    amortization.................   12,363    21,757    22,072    25,556    43,999    96,966    7,415   15,096    24,134
  Provision for non-cash
    impairment of oil and gas
    reserves.....................       --    42,745        --        --        --        --       --       --        --
  Loss (gain) on sale of
    assets.......................     (386)       52      (272)      (28)      (58)    1,042       (2)      --        --
  General and administrative.....    2,390     2,961     2,919     6,106    10,054    23,027    1,712    2,524     5,608
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
     Total Operating Costs
      and Expenses...............   38,833    94,414    54,514    77,181   104,755   231,589   24,724   33,827    56,203
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Operating profit (loss)........   10,001   (43,014)   15,112    50,329    48,051   101,948   25,846    9,297    12,454
  Equity in earnings (loss)
    of affiliate.................        6      (116)     (103)    1,307     1,085     1,085      618      301       301
  Other income...................      376       624       354       477       283     1,050       94       57       639
  Provision for impairment of
    Investments..................       --        --        --        --    (7,123)   (7,123)      --       --        --
  Other Non-cash hedging
    adjustment...................       --        --        --        --        --     4,120      889     (593)   (1,531)
  Interest expense...............  (13,788)  (18,207)  (22,103)  (22,298)  (19,868)  (51,584)  (4,866)  (7,505)  (12,413)
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Income (loss) before income
    tax, minority interest
    and extraordinary loss.......   (3,405)  (60,713)   (6,740)   29,815    22,428    49,496   22,581    1,557      (550)
  (Provision) benefit for
    income taxes.................    1,296    13,670        --    (7,555)   (8,608)  (18,359)  (8,553)   6,510     7,309
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Income (loss) before
    minority interest and
    extraordinary loss...........   (2,109)  (47,043)   (6,740)   22,260    13,820    31,137   14,028    8,067     6,759
  Minority interest in
    subsidiary loss..............      (19)      (37)      (86)       --        --        --       --       --        --
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Income (loss) before
    extraordinary loss...........   (2,128)  (47,080)   (6,826)   22,260    13,820    31,137   14,028    8,067     6,759
  Extraordinary loss, net of
    tax..........................   (1,384)       --        --        --      (304)     (304)      --     (621)     (621)
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Net income (loss)..............   (3,512)  (47,080)   (6,826)   22,260    13,516    30,833   14,028    7,446     6,138
  Preferred dividend (1).........     (875)     (875)   (4,509)   (9,708)       --        --       --       --        --
                                  --------  --------  --------  --------  --------  --------  -------  -------  --------
  Income (loss) available to
    common stockholders.......... $ (4,387) $(47,955) $(11,335) $ 12,552  $ 13,516  $ 30,833  $14,028  $ 7,446  $  6,138
                                  ========  ========  ========  ========  ========  ========  =======  =======  ========

                                                                Year Ended
                                                               December 31,
                               ----------------------------------------------------------------------------
                                                                                                    Pro
                                                          Historical                               Forma
                               ---------------------------------------------------------------  -----------
                                                                      (dollars in thousands, except ratios)
                                   1997         1998         1999         2000         2001        2001
                               -----------  -----------  -----------  -----------  -----------  -----------
  Income (loss) per common
    share--basic.............. $     (0.21) $     (2.27) $     (0.57) $      0.60  $      0.50  $      0.45
  Income (loss) per common
    share--diluted............ $     (0.21) $     (2.27) $     (0.57) $      0.60  $      0.48  $      0.43
  Common shares used in per
    share calculation
  Basic.......................  14,535,805   21,151,442   19,743,738   20,856,854   34,819,614   68,882,577
  Diluted.....................  14,535,805   21,151,442   19,743,738   32,834,270   37,108,976   71,313,881
Other Financial and Operating
 Data:
  Capital expenditures (2).... $   160,059  $    70,187  $    59,968  $    64,311  $   204,370  $   330,987
  EBITDA (3)..................      22,740       22,112       37,538       76,362       92,333      204,084
  Net cash provided by
    operating activities......       5,652       13,688       17,435       49,466      104,074      193,076
  Net cash provided by (used
    in) investing activities..    (168,329)     (74,010)     (58,469)     (20,008)    (203,989)    (388,941)
  Net cash (used in) provided
    by financing activities... $   164,020  $    62,145  $    37,746  $   (31,014) $   102,661  $   188,376
  Average daily production:
     Oil/liquids (Bbls).......       2,019        3,126        3,581        3,556        3,863       14,236
     Natural gas (Mcf)........      26,340       38,682       52,126       53,641       68,112      148,047
     Total (Mcfe).............      38,454       57,438       73,612       74,978       91,293      233,460
Balance Sheet (at end of
 period):
  Working capital (deficiency) $     2,610  $    (1,203) $    (1,314) $     4,121  $   (23,607) $      (908)
  Net property, plant and
    equipment.................     221,259      228,436      265,195      260,532      419,837    1,030,558
  Total assets................     251,069      265,724      304,022      315,612      454,385    1,193,232
  Total debt..................     166,242      233,020      234,806      191,139      284,539      603,885
  Total stockholders' equity.. $    72,152  $    19,697  $    51,552  $    93,416  $   117,974  $   378,566

                                         Three Months Ended
                                             March 31,
                               -------------------------------------
                                                             Pro
                                      Historical            Forma
                               ------------------------  -----------

                                   2001         2002        2002
                               -----------  -----------  -----------
  Income (loss) per common
    share--basic.............. $      0.41  $      0.18  $      0.15
  Income (loss) per common
    share--diluted............ $      0.37  $      0.17  $      0.14
  Common shares used in per
    share calculation
  Basic.......................  34,582,683   41,777,431   41,777,431
  Diluted.....................  37,410,509   43,024,235   43,024,235
Other Financial and Operating
 Data:
  Capital expenditures (2).... $    29,859  $    18,989  $    27,289
  EBITDA (3)..................      33,355       24,450       35,696
  Net cash provided by
    operating activities......      29,612      (23,982)      (6,799)
  Net cash provided by (used
    in) investing activities..     (29,043)     (62,436)     (58,609)
  Net cash (used in) provided
    by financing activities... $       213  $    87,514  $    87,514
  Average daily production:
     Oil/liquids (Bbls).......       3,356        7,444       13,051
     Natural gas (Mcf)........      61,522      100,756      155,503
     Total (Mcfe).............      81,678      145,433      233,809
Balance Sheet (at end of
 period):
  Working capital (deficiency) $     3,009  $     4,393          N/A
  Net property, plant and
    equipment.................     282,976    1,031,905          N/A
  Total assets................     331,162    1,177,846          N/A
  Total debt..................     189,182      635,351          N/A
  Total stockholders' equity.. $   109,257  $   365,347          N/A

--------
(1) Includes the effect in the year 2000 of the payment of a $5.5 million fee upon redemption of $25.0 million (liquidation value) of Magnum Hunter's 1999 Series A 8% convertible preferred stock. The fee was treated as a dividend, reducing income available to common stockholders for the year 2000.
(2) Capital expenditures include cash expended for acquisitions plus normal additions to oil and natural gas properties and other fixed assets. Additionally, the year 2000 amount includes the cost of property acquired through the issuance of common stock with a fair value of $3.5 million on the acquisition date.
(3) EBITDA is defined as income (loss) from continuing operations before income taxes, minority interest and equity in earnings of affiliate, plus the sum of depreciation, depletion and amortization and interest expense. EBITDA is presented because it is commonly accepted in the oil and gas industry as a financial indicator of a company's ability to service or incur debt and because it is a component of Magnum Hunter's debt covenants. EBITDA is also presented because investors routinely request such information. Management of Magnum Hunter interprets trends in EBITDA in a similar manner as trends in net income. EBITDA should be used as a supplement, to, and not as substitute for, net income and cash provided by operating activities, determined in accordance with generally accepted accounting principles, as measures of Magnum Hunter's profitability and liquidity. There may be operational or financial demands and requirements that reduce management's discretion over the use of EBITDA. EBITDA as used by Magnum Hunter may not be comparable to similarly titled measured by other companies.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table contains our consolidated ratio of earnings to fixed charges and earnings to fixed charges plus dividends for the periods indicated.

                                                                    Three Months
                                                                       Ended
                                        Year Ended December 31       March 31
                                    ------------------------------- -----------
                                    1997  1998(1) 1999  2000  2001  2001   2002
                                    ----- ------- ----- ----- ----- -----  -----
 Ratio of earnings to fixed charges 0.69x (2.17)x 0.55x 1.44x 2.06x 5.47x  1.17x

--------
(1) We had a loss for the year ended December 31, 1998 for purposes of computing this ratio. Earnings for such year were insufficient to cover fixed charges by approximately $42,292,000.

                              THE EXCHANGE OFFER

   This section of the prospectus describes the proposed exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to herein for a more complete understanding of the exchange offer.

Purpose of the Exchange Offer

   In connection with the issuance of the old notes, we entered into a registration rights agreement which provides for the exchange offer. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Under the registration rights agreement we agreed that we would, subject to certain exceptions:

  . within 90 days after the issue date of the old notes, file a registration statement with the SEC with respect to a registered offer to exchange the old notes for new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

  . use our reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the issue date of the old notes;

  . following the declaration of the effectiveness of the registration statement, promptly offer the new notes in exchange for surrender of the old notes; and

  . keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes.

   For each old note tendered to us pursuant to the exchange offer, we will issue to the holder of such old note an new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

   Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that such participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in this registration statement. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

   Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in this registration statement in connection with the resale of such new notes for 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

   A holder of old notes (other than certain specified holders) who wishes to exchange old notes for new notes in the exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

   In the event that:

  . any change of law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect an exchange offer;

  . the exchange offer is not consummated within 210 days of the issue date of the old notes;

  . in certain circumstances, certain holders of unregistered new notes so request; or

  . in the case of any holder of old notes that participates in the exchange offer, such holder does not receive new notes on the date of the exchange that may be sold without restriction under state or federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) use our reasonable best efforts to file a shelf registration statement covering resales of the old notes within the time period set forth in the registration rights agreement,
(b) use our best efforts to keep effective the shelf registration statement until the earliest of (1) two years after the issue date of the old notes, (2) such time as all of the old notes covered by the shelf registration statement are eligible to be sold to the public pursuant to Rule 144(k) of the Securities Act or any successor statute.

   We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

   If we fail to meet the targets listed above, then additional interest shall become payable in respect of the applicable old notes and new notes as follows:

      (1) if (A) neither the registration statement of which this prospectus forms a part nor a shelf registration statement covering resales of the old notes is filed with the SEC on or prior to the 90th day after the issue date of the old notes or (B) notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then, commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

      (2) if (A) neither the registration statement of which this prospectus forms a part nor a shelf registration statement covering resales of the old notes is not declared effective by the SEC on or prior to the 180th day after the issue date of the old notes or (B) notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the registration rights agreement, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such date, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

(3) if (A) we have not exchanged all validly tendered old notes in accordance with the terms of the exchange offer on or prior to the 210th day after the issue date of the old notes or (B) if applicable, the shelf registration statement covering resales of the old notes has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date of the old notes (other than after such time as all applicable notes have been disposed of thereunder or are eligible to be sold pursuant to Rule 144(k)), then additional interest shall accrue on the principal amount of the applicable notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 210th day after the issue date of the old notes, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of
    (B) above, such additional interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the additional interest rate on the applicable old notes and new notes may not accrue under more than one of the foregoing clauses
(1)-(3) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 1.0% per annum; provided, further, however, that (a) upon the filing of the registration statement of which this prospectus forms a part or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the registration statement of which this prospectus forms a part or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of all validly tendered old notes (in the case of clause (3) (A) above, or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), additional interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

   Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the original interest payment dates.

   All references in the indenture governing the old notes and the new notes, in any context, to any interest or other amount payable on or with respect to the old notes or the new notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

   If we effect the exchange offer, we will be entitled to close the exchange offer 30 days after the commencement thereof provided that we have accepted all old notes theretofore validly tendered in accordance with the terms of the exchange offer.

Background of the Exchange Offer

   An aggregate of $300,000,000 principal amount of 9.60% senior notes due 2012 are currently issued and outstanding. The maximum principal amount of new notes that will be issued in exchange for old notes is $300,000,000. The terms of the new notes and the old notes are identical in all material respects, except for transfer restrictions and registration rights that do not apply to the new notes, and will contain different administrative terms.

   The new notes will bear interest at a rate of 9.60% per year, payable semiannually on March 15 and September 15 of each year, beginning on March 15, 2002. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such note, from the date of its original issue. Holders of new notes will not receive any interest on old notes tendered and accepted for exchange. In order to exchange your old notes for transferable new notes in the exchange offer, you will be required to make the following representations:

  .   the new notes will be acquired in the ordinary course of your business;

  . you have no arrangements with any person to participate in the distribution of the new notes; and

  . you are not our "affiliate" as defined in Rule 405 of the Securities Act, or if you are an affiliate of ours, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not validly withdrawn in the exchange offer, and the exchange agent will deliver the new notes promptly after the expiration date of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered old notes or terminate the exchange offer and not accept for exchange any tendered old notes not already accepted if any conditions set forth under "--Conditions of the Exchange Offer" have not been satisfied or waived by us or do not comply, in whole or in part, with any applicable law.

   If you tender your old notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "--Transfer Taxes."

Expiration Date; Extensions; Termination; Amendments

   The exchange offer will expire at 5:00 p.m., New York City time, on August 27 , 2002, unless we extend it. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all old notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

   To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, but are not required, to:

  .   waive any condition of the exchange offer; and

  .   amend any terms of the exchange offer.

   Any waiver or amendment to the exchange offer will apply to all old notes tendered, regardless of when or in what order the old notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials, and we will extend the exchange offer to the extent required by law.

   We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "--Conditions of the Exchange Offer" exist. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all old notes previously tendered and not accepted for exchange will be returned promptly to the tendering holders.

   In the event that the exchange offer is withdrawn or otherwise not completed, new notes will not be given to holders of old notes who have validly tendered their old notes.

Resale of New Notes

   Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  .   you are acquiring new notes in the ordinary course of your business; and

  . you do not intend to participate in the distribution of the exchange notes.

   If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  .   you cannot rely on those interpretations of the SEC; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K. This prospectus may be used for an offer to resell, a resale or other re-transfer of new notes only as specifically set forth in the section captioned "Plan of Distribution." Only broker-dealers that acquired the new notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Acceptance of Old Notes for Exchange

   We will accept for exchange old notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of:

  .   the expiration date of the exchange offer; and

  . the satisfaction or waiver of the conditions specified below under "--Conditions of the Exchange Offer."

   We will not accept old notes for exchange subsequent to the expiration date of the exchange offer. Tenders of old notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

   We expressly reserve the right, in our sole discretion, to:

  . delay acceptance for exchange of old notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

  . terminate the exchange offer and not accept for exchange any old notes not accepted for exchange, if any of the conditions set forth below under "--Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law.

   In all cases, new notes will be issued only after timely receipt by the exchange agent of certificates representing old notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered old notes, or defectively tendered old notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new notes and transmitting them to the holders. The exchange agent will deliver the new notes to holders of old notes accepted for exchange after the exchange agent receives the new notes.

   If, for any reason, we delay acceptance for exchange of validly tendered old notes or we are unable to accept for exchange validly tendered old notes, then the exchange agent may, nevertheless, on its behalf, retain tendered old notes, without prejudice to our rights described in this prospectus under the captions "--Expiration Date; Extensions; Termination; Amendments," "--Conditions of the Exchange Offer" and "--Withdrawal of Tenders," subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

   If any tendered old notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more old notes than those that are tendered, certificates evidencing old notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "--Procedures for Tendering Old Notes-Book-Entry Transfer," such old notes will be credited to the account maintained at such book-entry transfer facility from which such old notes were delivered, unless otherwise requested by such holder under "--Special Delivery Instructions" in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.
   Tendering holders of old notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their old notes other than as described under the caption "--Transfer Taxes" or as set forth in the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender old notes should contact such registered holder promptly and instruct such registered holder to tender old notes on such beneficial owner's behalf.

   Tender of Old Notes Held Through The Depository Trust Company. The exchange agent and The Depository Trust Company, or DTC, have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC and received by the exchange agent that forms part of the book-entry confirmation. The agent's message states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that are the subject of that book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering old notes that they have received and agree to be bound by the notice of guaranteed delivery.

   Tender of Old Notes Held in Physical Form. For a holder to validly tender old notes held in physical form:

  . the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

  . the exchange agent must receive certificates for tendered old notes at such address, or such old notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender old notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose old notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

   LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

   THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

   Signature Guarantees. A signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution. Eligible institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations. The signature need not be guaranteed by an eligible institution if the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  .   for the account of an eligible institution.

   If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

   Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an existing account with respect to the old notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the old notes may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account. HOWEVER, ALTHOUGH

DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of old notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

   Guaranteed Delivery.  If you wish to tender your old notes and:

  . certificates representing your old notes are not lost but are not immediately available;

  . time will not permit your letter of transmittal, certificates representing your old notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

  . the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;

you may tender your old notes if:

  .   your tender is made by or through an eligible institution; and

  . on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus:

     . setting forth your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

     .   stating that the tender is being made by guaranteed delivery; and

  . guaranteeing that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof, properly completed and validly executed, together with certificates representing the old notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

  . the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all old notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

   Other Matters. New notes will be issued in exchange for old notes accepted for exchange only after timely receipt by the exchange agent of:

  . certificates for, or a timely book-entry confirmation with respect to, your old notes;

  . a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

  .   any other documents required by the letter of transmittal.

   All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of old notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of old notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   Unless waived by us, any defect or irregularity in connection with tenders of old notes must be cured within the time that we determine. Tenders of old notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither us, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of old notes, or will incur any liability to holders for failure to give any such notice.

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  . any new notes that you receive will be acquired in the ordinary course of your business;

  . you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

  . if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the new notes;

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those new notes; and

  . you are not an "affiliate" of ours, as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to the expiration date of the exchange offer.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at the address set forth below under "--Exchange Agent"; or

  . you must comply with the appropriate procedures of DTC's automated tender offer program system.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn; and

  . identify the old notes to be withdrawn, including the principal amount of the old notes to be withdrawn.

   If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, the withdrawing holder must also submit:

  .   the serial numbers of the particular certificates to be withdrawn; and

  . a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless the withdrawing holder is an eligible institution.

   If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, according to the procedures described above, those old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering Old Notes" at any time on or prior to the expiration date of the exchange offer.

Conditions of the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

  . the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to materially impair our ability to proceed with the exchange offer or material adverse development has occured in any existing proceeding with respect to us or the subsidiary guarantors; or

  . all governmental approvals we deem necessary for the consummation of the exchange offer shall not have occured.

   We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  . the representations described under the captions "--Procedures for Tendering Old Notes" and "Plan of Distribution"; and

  . any other representations that may be reasonably necessary under applicable Securities and Exchange Commission rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we amend the exchange offer in a manner that we consider material, we will disclose the amendment in the manner required by applicable law.

   These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

   We will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at any time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the record holder or any other person, if:

  . delivery of the new notes, or certificates for old notes for principal amounts not exchanged, are to be made to any person other than the record holder of the old notes tendered;

  . tendered certificates for old notes are recorded in the name of any person other than the person signing any letter of transmittal; or

  . a transfer tax is imposed for any reason other than the transfer and exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

   If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to restrictions on transfer of the old notes:

  . as set forth in the legend printed on the old notes as a consequence of the issuance of the new notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  . as otherwise set forth in the offering circular distributed in connection with the private offering of the old notes.

   In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  . you are not an "affiliate" within the meaning of Rule 405 under the Securities Act;

  .   you acquired the new notes in the ordinary course of your business; and

  . you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

   If you tender old notes in the exchange offer for the purpose of participating in a distribution of the new notes:

  .   you cannot rely on the applicable interpretations of the SEC; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

Exchange Agent

   Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Hand:                             By Mail:                    By Overnight Mail or Courier:
Deutsche Bank Trust Company Americas DB Services Tennessee, Inc. DB Services Tennessee, Inc.
C/O The Depository Trust Clearing    Reorganization Unit         Corporate Trust & Agency Services
  Corporation                        P.O. Box 292737             Reorganization Unit
55 Water Street, 1st floor           Nashville, TN 37229-2737    648 Grassmere Park Road
Jeanette Park Entrance                                           Nashville, TN 37211
New York, NY 10041

                         Via Facsimile: (615) 835-3701
                     Confirm by Telephone: (615) 835-3572

                     For Information Call: (800) 735-7777

   Delivery of the letter of transmittal to an address other than as shown above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to exchange old notes for new notes. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

   We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise, on terms that may differ from the terms of the exchange offer. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales or any untendered old notes.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

   The following description summarizes the material terms of our senior credit facilities. The description may not contain all of the information that may be important to you. To understand the agreements related to the senior credit facilities fully, you should carefully read the agreements relating to the senior credit facilities, copies of which are available as described under "Where You Can Find More Information." The following description is qualified in its entirety by reference to the agreements.

Senior Secured Credit Facility

  General

   In March 2002, we amended and restated our senior bank credit facility in conjunction with the merger with Prize. The new credit facility provides for total borrowings of $500 million, up from $225 million, and raises the borrowing base from $160 million to $300 million. Additionally, the expiration date of the facility was amended and extended to March 2006. After March 15, 2002, the new credit facility was used to (i) fund the cash component of the merger consideration payable to the Prize shareholders, (ii) pay costs associated with the merger, and (iii) for general corporate purposes.

   The new credit facility was treated as a new credit facility with respect to the funds flow on the effective date of March 15, 2002. As such, the existing balances on the old facility prior to March 15 were paid off with the proceeds received on March 15, 2002. The original capitalized debt issuance costs of $621,000, net of tax, related to the new credit facility were written off as an extraordinary loss from early extinguishment of debt during the quarter ended March 31, 2002. Upon the completion of the sale of the old notes and the Prize merger, the availability under the bank financing was reduced, and is approximately $300.0 million (the "new credit facility").

   The new credit facility will mature in three years with no required principal payments until maturity, provided the outstanding principal does not exceed the borrowing base determination established from time-to-time by the lenders. Amounts under the new credit facility may be repaid and reborrowed prior to the final maturity date.

   Availability under the new credit facility is governed by a borrowing base, which is based on the value of certain of our and our subsidiaries' proved reserves of oil and natural gas. The borrowing base is currently $300.0 million.

   Bankers Trust Company, a subsidiary of Deutsche Bank AG and an affiliate of Deutsche Banc Alex. Brown Inc., is the administrative agent for the new credit facility; an affiliate of CIBC World Markets Corp. will be the syndication agent; and BNP Paribas will be the documentation agent.

  Guarantees; Security

   Each of our existing, wholly owned material subsidiaries (including those added through the Prize merger), other than Hunter Butcher, Canvasback and Redhead, are "restricted subsidiaries" under the new credit facility, as certain future subsidiaries will be. These restricted subsidiaries guarantee the new credit facility. The new credit facility and related guarantees, and any permitted commodity or interest rate hedging agreements with any new credit facility lender, are secured by a first priority lien on substantially all assets owned now or in the future by Magnum Hunter and its restricted subsidiaries. We have also pledged all of the stock of each of our restricted subsidiaries.

  Interest; Fees

   The interest under the new credit facility is payable at rates per annum equal to, at our option: (1) a base rate equal to higher of (a) Deutsche Bank Trust Company Americas' prime rate or (b) the overnight federal funds rate plus 0.5%, plus, in each case, the applicable margin spread; or (2) the Eurodollar rate plus the applicable margin spread. Unused commitment fees are due quarterly.

   The applicable margin spread and the per annum percentage used to calculate the unused commitment fee are determined by reference to a pricing schedule which is based upon our usage of our borrowing base under the new credit facility. Pursuant to an amendment to the new credit facility entered into as of July 3, 2002, the applicable margin for eurodollar loans ranges between 150 basis points and 250 basis points, depending upon the borrowing base usage. Following the effective date of the 2002 mid-year redetermination of our borrowing base, the applicable margin for eurodollar loans ranges between 125 basis points and 225 basis points, depending upon the borrowing base usage. Undrawn commitment fees generally range between 25 basis points and 37.5 basis points per annum.

   Base rate loans may be prepaid at any time without a premium or penalty. Eurodollar loans may be prepaid prior to the end of the applicable interest period upon our reimbursement of certain breakage costs.

   We have the ability to issue letters of credit under the new credit facility.

  Covenants and Events of Default

   The new credit facility contains affirmative and negative covenants customary for agreements of this type, including, among others, covenants restricting our ability to (i) incur additional indebtedness, (ii) create liens on our assets, (iii) make certain investments and loans, (iv) pay dividends and other distributions, (v) consolidate, merge or sell assets, (vi) limitation on hedging activities, and (vii) change the character of our business.

   We are also required to comply with certain financial tests and maintain certain financial ratios. These financial tests and ratios include requirements to maintain (i) a Maximum Leverage Ratio, (ii) a Minimum Interest Coverage Ratio and (iii) a Minimum Current Ratio (in each case as defined in the new credit facility).

   The new credit facility also includes customary events of default. Events of default under the new credit facility include non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties in any material respect, bankruptcy and insolvency events, cross-defaults and a default in the event of a change of control. An event of default under the facility will permit the lenders to accelerate the maturity of the indebtedness under the facility, and may result in one or more cross-defaults under other indebtedness of Magnum Hunter, including the notes and our 10% Senior Notes. Similarly, a default under the indenture or the indenture governing our 10% Senior Notes will constitute an event of default under the new revolving credit facility.

10% Senior Notes due 2007

  General

   On May 29, 1997, we issued $140.0 million of 10% Senior Notes due June 1, 2007 in a private placement. We subsequently exchanged the notes with publicly tradable notes pursuant to a registered exchange offer under the Securities Act. In June 2001, we repurchased $10.5 million of the 10% Senior Notes.

  Interest

   Interest on the 10% Senior Notes generally accrues at the rate of 10% per annum and is payable semi-annually in cash on each June 1 and December 1.

  Change in Control

   In the event of a change of control of Magnum Hunter, each holder of the 10% Senior Notes will have the right to require Magnum Hunter to repurchase such holder's 10% Senior Notes at a price equal to 101% of their principal amount, plus accrued interest, if any, to the date of purchase.

  Redemption

   The 10% Senior Notes will be redeemable, in whole or in part, at the option of Magnum Hunter, on or at any time after June 1, 2002, at a declining premium.

  Covenants

   The 10% Senior Notes are general unsecured obligations of Magnum Hunter and are pari passu in right of payment to existing and future senior indebtedness and obligations of Magnum Hunter, including the new revolving credit facility and the notes offered hereby. The indenture governing the 10% Senior Notes contains certain covenants that limit the ability of Magnum Hunter and our subsidiaries to, among other things, incur additional indebtedness, pay dividends or make investments and certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, pay dividends or make certain payments to our subsidiaries, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. All of such covenants are subject to significant qualification and exceptions.

                           DESCRIPTION OF NEW NOTES

   The old notes were issued under an indenture dated as of March 15, 2002 by and among the Company, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as Trustee (the "Trustee"). Upon the issuance of the new notes, the Indenture will be subject to and governed by the provisions of the Trust Indenture Act of 1939 as amended (the "TIA").

   The new notes will be issued under the same Indenture as the old notes, and the old notes, the new notes, and any additional notes issued from time to time in accordance with the terms of the Indenture (if any) will constitute a single series of debt securities under the Indenture. In the event that the exchange offer is consummated, any old notes that remain outstanding after consummation of the exchange offer, the private exchange notes and the new notes issued in the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of new notes have taken certain actions or exercised certain rights under the Indenture. Unless the context requires otherwise, for all purposes of the Indenture and this "Description of New Notes," references to the "notes" shall mean the new notes.

   The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the TIA, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the form of Indenture may be obtained from the Company. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this "Description of Notes" section, references to the "Company" include only Magnum Hunter Resources, Inc. and not its Subsidiaries.

   The new notes will be unsecured senior obligations of the Company ranking pari passu in right of payment to all unsubordinated indebtedness of the Company and will rank senior in right of payment to all subordinated indebtedness of the Company. The Guarantees will be unsecured senior obligations of the Subsidiary Guarantors and will rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and will rank senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. However, the new notes will be effectively subordinated to secured indebtedness of the Company and the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness.

   The new notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the new notes. The new notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the new notes (the "Holders"). The Company will pay principal (and premium, if any) on the new notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered addresses of the Holders. Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Principal, Maturity and Interest

   The notes will mature on March 15, 2012 and are limited in aggregate principal amount to $300.0 million. Additional notes may be issued from time to time, subject to the limitations set forth under the subheading "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." Interest on the notes will accrue at the rate of 9.60% per annum and will be payable semi-annually in cash on each March 15 and September 15, commencing on September 15, 2002, to the Persons who are registered Holders at the close of business on the March 1 and September 1, respectively, immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   The notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

   Optional Redemption. The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after March 15, 2007, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on March 15 of the years set forth below, plus, in each case, accrued interest, if any, thereon to the date of redemption:

                         Year                Percentage
                         ----                ----------
                         2007...............  104.800%
                         2008...............  103.200%
                         2009...............  101.600%
                         2010 and thereafter  100.000%

   Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to March 15, 2005, the Company may, at its option, use all or a portion of the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the notes issued under the Indenture at a redemption price equal to 109.600% of the aggregate principal amount of the notes to be redeemed, plus accrued interest, if any, thereon to the date of redemption; provided, that:

      (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after giving effect to any such redemption; and

      (2) the Company makes such redemption not more than 60 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

   In the event that less than all of the notes are to be redeemed at any time, selection of such notes, or portions thereof, for redemption will be made by the Trustee either:

      (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,

      (2) if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

   No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, selection of the notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the procedures of DTC), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the applicable redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

   Each Subsidiary Guarantor will unconditionally guarantee, on an unsecured senior basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes (a "Guarantee").

   The obligations of each Subsidiary Guarantor will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture will result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

   Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor that is a Restricted Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the Indenture. See "--Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Company and/or one or more of its Restricted Subsidiaries and the sale complies with the provisions set forth in "--Certain Covenants--Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee will be released.

   Separate financial statements of the Subsidiary Guarantors are not included herein because such Subsidiary Guarantors are jointly and severally liable with respect to the Company's obligations under the Indenture and the notes, and the aggregate net assets, earnings and equity of the Subsidiary Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Holding Company Structure

   The Company is a holding company for its Subsidiaries, with no material operations of its own. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. In addition, the claims of the Holders of notes are subject to the prior payment of all secured indebtedness of the Guarantors. There can be no assurance that, after providing for all such secured claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of notes.

Change of Control

   The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued interest, if any, thereon to the date of purchase.

   Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent for the notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

   If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. Additionally, the occurrence of a Change of Control would constitute an event of default under the existing Senior Credit Facility which would permit the lenders thereunder to accelerate all indebtedness under the existing Senior Credit Facility.

   Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to the Company's obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

   The Indenture contains, among others, the following covenants:

   Limitation on Incurrence of Additional Indebtedness. Other than Permitted Indebtedness, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (including, without limitation, Acquired Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company and the Restricted Subsidiaries or any of them may incur Indebtedness, in each case, if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof and the receipt and application of the proceeds therefrom, the Company's Consolidated EBITDA Coverage Ratio would have been greater than 2.50 to 1.0.

   For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included.

   Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Company or any Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

   The Company will not, and will not permit any Subsidiary Guarantor to, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, other than the notes and the Guarantees unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are at least as favorable to the holders of the notes or such guarantee as the subordination provisions of such Indebtedness (or agreement).

   Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any distribution (other than dividends or distributions made to the Company or any Restricted Subsidiary and other than any dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock;

      (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary other than through the exchange therefor solely of Qualified Capital Stock of the Company;

      (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Subsidiary Guarantor that is subordinate or junior in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as the case may be; or

      (4) make any Investment (other than a Permitted Investment) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto,

          (i) a Default or an Event of Default shall have occurred and be continuing;

          (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with "--Limitation on Incurrence of Additional Indebtedness" above; or

          (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made on or after January 1, 2002 (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of:

      (u)  $25.0 million; plus

      (v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned on or after January 1, 2002 and on or prior to the last date of the Company's fiscal quarter immediately preceding such Restricted Payment (the "Reference Date") (treating such period as a single accounting period); plus

      (w) 100% of the aggregate net cash proceeds, or the fair market value of Property other than cash, received by the Company from any Person (other than a Restricted Subsidiary of the Company) from the issuance and sale on or after January 1, 2002 and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

      (x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from an Equity Offering to the extent used to redeem the notes); plus

      (y) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash or Properties (including transfers as a result of a merger or liquidation), in each case to the Company or to any Restricted

   Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in "--Limitation on Designation of Unrestricted Subsidiaries" below), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture; plus

      (z) without duplication of the immediately preceding subclause (y), an amount equal to the lesser of the cost or net cash proceeds received upon the sale or other disposition of any Investment made on or after January 1, 2002 which had been treated as a Restricted Payment (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company).

   Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

      (1) the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the applicable redemption if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration;

      (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Capital Stock of the Company, either (i) solely in exchange for Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of Qualified Capital Stock of the Company within 90 days before or within 5 days after such acquisition;

      (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company or Subsidiary Guarantor that is subordinate or junior in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as the case may be, either (i) solely in exchange for Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (a) Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

      (4) if no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the TCW Preferred Stock; and

      (5) the initial designation of Hunter Butcher International Limited Liability Company, Canvasback Energy, Inc. and Redhead Energy, Inc. as Unrestricted Subsidiaries (such designation shall be deemed to have occurred on December 31, 2001).

   In determining the aggregate amount of Restricted Payments on or after January 1, 2002 in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2), (3) and (4) shall be included in such calculation.

   Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

      (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors or senior management of the Company);

      (2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and

      (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

          (a) to repay or prepay Indebtedness outstanding under the Senior Credit Facility and, if that Indebtedness is revolving credit Indebtedness, to correspondingly reduce the funding commitment under the Senior Credit Facility with respect to the revolving credit Indebtedness repaid or prepaid;

          (b) to repay or prepay any Indebtedness of the Company that is secured by a Lien permitted to be incurred pursuant to "--Limitation on Liens" below;

          (c) to make an investment in properties or assets that replace the properties or assets that were the subject of such Asset Sale or in properties or assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets");

          (d)  to make an investment in Crude Oil and Natural Gas Related
       Assets;

          (e) to repurchase of the Company's 10% Senior Notes due 2007 pursuant to a net proceeds offer similar to the Net Proceeds Offer described below; or

          (f) to make a combination of prepayment and investment permitted by the foregoing clauses (3)(a) through (3)(e).

   On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have been received by the Company or such Restricted Subsidiary but which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a) through (3)(f) of the immediately preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary, as the case may be, to make an offer to purchase (a "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and, to the extent required by the terms of any Pari Passu Indebtedness the holders of such Pari Passu Indebtedness, on a pro rata basis, that principal amount of notes (and Pari Passu Indebtedness) purchasable with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest, if any, thereon to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

   The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10,000,000 resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10,000,000, shall be applied as required pursuant to this paragraph).

   Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

      (1) the consideration for such Asset Sale constitutes Replacement Assets and/or Crude Oil and Natural Gas Related Assets and/or the assumption of obligations secured by Liens that burden some or all of the assets being sold; provided that, in the case of any such assumption, (a) the Person assuming such obligations shall have no recourse with respect to such obligations to the Company or any of its Restricted Subsidiaries and (b) no assets of the Company or any of its Restricted Subsidiaries (other than those assets being sold) are subject to such Liens; and

      (2) such Asset Sale is for fair market value; provided, that at least 75% of the total consideration received by the Company or any of its Restricted Subsidiaries in connection with any such Asset Sale shall be in the form of Replacement Assets, Crude Oil and Natural Gas Related Assets, the assumption of Liens described in clause (1) above, cash or Cash Equivalents and that any Net Cash Proceeds so received shall be subject to the provisions of clause (3) of the first paragraph and to the provisions of the second paragraph of this covenant.

   Notice of each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness property tender such Indebtedness with an aggregate principal amount exceeding the Net Proceeds Offer Amount, notes of tendering Holders and Pari Passu Indebtedness will be purchased on a pro rata basis (based on principal amounts of notes and Pari Passu Indebtedness tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law.

   The Company's ability to repurchase notes in a Net Proceeds Offer is presently restricted by the terms of the Senior Credit Facility and may hereafter be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and the Company's financial resources.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale"provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale"provisions of the Indenture by virtue thereof.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

      (2) make loans or advances, or to pay any Indebtedness or other obligation owed, to the Company or any other Restricted Subsidiary;

      (3) guarantee any Indebtedness or any other obligation of the Company or any Restricted Subsidiary; or

      (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary (each such encumbrance or restriction, a "Payment Restriction"),

except for such encumbrances or restrictions existing under or by reason of:

      (a)  applicable law;

      (b) the Indenture or any other indentures governing Pari Passu Indebtedness; provided, however, that the provisions relating to such encumbrances or restriction contained in any such other indenture are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrances or restrictions contained in the Indenture;

      (c)  the Senior Credit Facility;

      (d) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary;

      (e) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Restricted Subsidiary, or the properties or assets of such Restricted Subsidiary, other than the Person or the properties or assets of the Person so acquired;

      (f) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

      (g) customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary to be consummated in accordance with the terms of the Indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

      (h) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or

      (i) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (c), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the Holders in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (b), (c), (e) or (f).

   Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock of any Restricted Subsidiary (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

   Limitation on Liens. Other than Permitted Liens, the Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries (whether owned on the Issue Date or acquired after the Issue Date) unless:

      (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or any Guarantee, the notes or such Guarantee, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens at least to the same extent as the notes are senior in priority to such Indebtedness; and

      (2) in all other cases, the notes and the Guarantees are equally and ratably secured.

   Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person unless:

      (a)  either:

          (1)  the Company shall be the surviving or continuing corporation; or

          (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

             (x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

             (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

      (b) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(y) above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Limitation on Incurrence of Additional Indebtedness" above;

      (c) immediately after giving effect to such transaction and the assumption contemplated by clause (a)(2)(y) above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

      (d) the Company or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such surviving entity had been named as such.

   Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Company or another Subsidiary Guarantor that is a Restricted Subsidiary unless:

      (1) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia;

      (2) such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee;

      (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

      (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (b) of the first paragraph of this covenant.

   Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor that is a Restricted Subsidiary need only comply with clause (d) of the first paragraph of this covenant.

   Limitations on Transactions with Affiliates. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or permit or suffer to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with, or for the benefit of, any of their respective Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and
(y) Affiliate Transactions that are on terms that are fair and reasonable to the Company or the applicable Restricted Subsidiary and are no less favorable to the Company or the applicable Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

   All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5,000,000 shall be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15,000,000, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

   The requirements set forth in the first and second paragraphs of this covenant shall not apply to:

      (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Board of Directors or senior management of the Company or such Restricted Subsidiary, as the case may be;

      (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided, however, that such transactions are not otherwise prohibited by the Indenture; and

      (3)  Restricted Payments permitted by the Indenture.

   Limitation on Restricted and Unrestricted Subsidiaries. As the Company or any of its Subsidiaries forms or acquires Subsidiaries, each newly formed or acquired Subsidiary shall be designated by the Company's Board of Directors as a Restricted Subsidiary or an Unrestricted Subsidiary, provided that (1) any Subsidiary of any already existing Unrestricted Subsidiary shall be (and shall be deemed designated as) an Unrestricted Subsidiary, (2) subject to the foregoing clause (1), any designation of an Unrestricted Subsidiary shall be effective only if the Investment in that Subsidiary is made in compliance with the covenant described above under "--Limitation on Restricted Payments," and
(3) subject to the foregoing clause (1), any failure by the Company's Board of Directors to affirmatively make such a designation of a Subsidiary shall be deemed a designation (in compliance with the Indenture) of such Subsidiary as a Restricted Subsidiary.

   After a Subsidiary of the Company has been designated as an Unrestricted Subsidiary, the Board of Directors of the Company may, if no Default or Event of Default would arise therefrom, redesignate such Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

      (1) any such redesignation shall be deemed to be an incurrence as of the date of such redesignation by the Company and its Restricted Subsidiaries of the Indebtedness (if any) of such redesignated Subsidiary for purposes of "--Limitation on Incurrence of Additional Indebtedness" above;

      (2) unless such redesignated Subsidiary shall not have any Indebtedness outstanding, other than Indebtedness which would be Permitted Indebtedness, no such designation shall be permitted if immediately after giving effect to such redesignation and the incurrence of any such additional Indebtedness the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to "--Limitation on Incurrence of Additional Indebtedness" above; and

      (3) such Subsidiary assumes by execution of a supplemental indenture all of the obligations of a Subsidiary Guarantor under a Guarantee.

   After a Subsidiary of the Company has been designated as a Restricted Subsidiary, the Board of Directors of the Company also may, if no Default or Event of Default would arise therefrom, redesignate such Restricted Subsidiary to be an Unrestricted Subsidiary if such redesignation is at that time permitted under "--Limitation on Restricted Payments" above. Upon any such permitted redesignation, such Restricted Subsidiary's Guarantee will be released.

   Any such designation or redesignation of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions and setting forth in reasonable detail the underlying calculations.

   For purposes of the covenant described under "--Limitation on Restricted Payments" above:

      (1) an "Investment" shall be deemed to have been made at the time any Restricted Subsidiary is designated as an Unrestricted Subsidiary in an amount (proportionate to the Company's equity interest in such Subsidiary) equal to the net worth of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated as an Unrestricted Subsidiary ("net worth" to be calculated based upon the fair market value of the assets of such Subsidiary as of any such date of designation); and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

   Notwithstanding the foregoing, the Board of Directors may not designate or redesignate any Subsidiary of the Company to be an Unrestricted Subsidiary if, after such designation or redesignation:

      (1)  the Company or any Restricted Subsidiary:

          (a) provides credit support for, or a guarantee of, any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); or

          (b) is directly or indirectly liable for any Indebtedness of such Subsidiary; or

      (2) such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated.

   Additional Subsidiary Guarantees. If any of the Company's Restricted Subsidiaries that is not a Subsidiary Guarantor is a guarantor of Pari Passu Indebtedness or of the Company's 10% Senior Notes due 2007, then the Company shall cause such Restricted Subsidiary to become a Subsidiary Guarantor. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in or hold an Investment in another Restricted Subsidiary, that causes the total consolidated assets owned by all Restricted Subsidiaries that are not Subsidiary Guarantors to exceed in the aggregate 2% of the total consolidated assets of the Company, then the Company shall cause one or more of such transferees or acquired or other Restricted Subsidiaries to become Subsidiary Guarantors to the extent necessary to cause the total consolidated assets owned by all Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed in the aggregate 2% of the total consolidated assets of the Company. If required to become a Subsidiary Guarantor pursuant to either of the immediately preceding sentences, such transferee or acquired or other Restricted Subsidiary shall:

      (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture; and

      (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture.

   Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in the conduct of any material business other than the Crude Oil and Natural Gas Business.

   Reports to Holders. The Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of 314(a) of the TIA.

Events of Default

   The following events are defined in the Indenture as "Events of Default:"

      (1) the failure to pay interest (including any Additional Interest) on the notes when the same becomes due and payable and the default continues for a period of 30 days;

      (2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

      (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of "--Change of Control" or "Certain Covenants--Merger, Consolidation and Sale of Assets" or "--Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

      (4) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or of any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (i) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $10 million;

      (5) one or more judgments in an aggregate amount in excess of $10 million (unless covered by insurance by a reputable insurer as to which the insurer has not disclaimed coverage) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid and unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

      (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

      (7) any of the Guarantees cease to be in full force and effect or any of the Guarantees are declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the Indenture).

   The Indenture provides that, if an Event of Default (other than an Event of Default specified in clause (6) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

   The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

      (1)  if the rescission would not conflict with any judgment or decree;

      (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

      (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

      (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

      (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description of Events of Default above, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

   No such rescission shall affect any subsequent Default or impair any right consequent thereto.

   The Indenture provides that, at any time prior to the declaration of acceleration of the notes, the Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

   The Indenture provides that, Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

   Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have its obligations and the corresponding obligations of the Subsidiary Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, and satisfied all of its obligations with respect to the notes, except for:

      (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

      (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

      (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

      (4)  the Legal Defeasance provisions of the Indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of Default"will no longer constitute an Event of Default with respect to the notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance:

      (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in United States dollars, non-callable United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

      (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

          (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

          (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

      (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

      (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

      (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company;

      (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company; and

      (9)  certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

      (1)  either:

          (a) all the notes, theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (2) the Company has paid all other sums payable under the Indenture by the Company; and

      (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company.

Modification of the Indenture

   From time to time, the Company, the Subsidiary Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA or to make any change that would provide any additional benefit or rights to the Holders or that does not adversely affect the rights of any Holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel; provided, however, that in delivering such opinion of counsel, such counsel may rely, as to matters of fact, on a certificate or certificates of officers of the Company. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

      (1) reduce the amount of notes whose Holders must consent to an amendment;

      (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

      (3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

      (4)  make any notes payable in money other than that stated in the notes;

      (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

      (6) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

      (7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

      (8) release any Subsidiary Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

   The Indenture will provide that the Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

   The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided, however, that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

   Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the form of Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries (1) existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or (2) which becomes Indebtedness of the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person, in each case not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

   "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination:

      (1)  the sum of:

          (a) discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries, calculated in accordance with Commission guidelines (before any state or federal income tax), as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Company's latest annual consolidated financial statements, as increased by, as of the date of determination, the estimated discounted future net revenues from:

             (i) estimated proved oil and gas reserves acquired since the date of such year-end reserve report; and

             (ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each of cases (ii) and (iii) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

             (iii) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and

             (iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each of cases (iii) and (iv) calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided, however, that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause
       (1)(a) shall be confirmed in writing, by a nationally recognized firm of independent petroleum engineers (which may be the Company's independent petroleum engineers who prepare the Company's annual reserve report); plus

          (b) the capitalized costs that are attributable to oil and natural gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements; plus

          (c) the Net Working Capital on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements; plus

          (d) with respect to each other tangible asset of the Company or its consolidated Restricted Subsidiaries specifically including, but not to the exclusion of any other qualifying tangible assets, the Company's or its consolidated Restricted Subsidiaries' gas gathering and processing facilities and unproved oil and natural gas properties (less any remaining deferred income taxes which have been allocated to such gas gathering and processing facilities in connection with the acquisition thereof), land, equipment, leasehold improvements, investments carried on the equity method, restricted cash and the carrying value of marketable securities, the greater of (i) the net book value of such other tangible asset on a date no earlier than the date of the Company's latest consolidated annual or quarterly financial statements or (ii) the appraised value, as estimated by a qualified Independent Advisor, of such other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

      (2) minority interests and, to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any gas balancing liabilities of the Company and its consolidated Restricted Subsidiaries reflected in the Company's latest audited financial statements. In addition to, but without duplication of, the foregoing, for purposes of this definition, "Adjusted Consolidated Net Tangible Assets" shall be calculated after giving effect, on a pro forma basis, to (A) any Investment not prohibited by the Indenture, to and including the date of the transaction giving rise to the need to calculate Adjusted Consolidated Net Tangible Assets (the "Assets Transaction Date"), in any other Person that, as a result of such Investment, becomes a Restricted Subsidiary of the Company, (B) the acquisition, to and including the Assets Transaction Date (by merger, consolidation or purchase of stock or assets), of any business or assets, including, without limitation, Permitted Industry Investments, and (C) any sales or other dispositions of assets permitted by the Indenture (other than sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or prior to the Assets Transaction Date.

   "Affiliate" means, with respect to any specified Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person and
(b) any Related Person of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

   "Affiliate Transaction" has the meaning set forth under "Certain Covenants--Limitation on Transactions with Affiliates."

   "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the

Company or any Restricted Subsidiary, or (2) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

      (1)  any Capital Stock of any Restricted Subsidiary; or

      (2) any other property or assets (including any interests therein) of the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction;

provided, however, that Asset Sales shall not include:

   (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company in a transaction which is made in compliance with the provisions of "--Certain Covenants--Merger, Consolidation and Sale of Assets;"

   (b) any Investment in an Unrestricted Subsidiary which is made in compliance with the provisions of "--Certain Covenants--Limitation on Restricted Payments" above;

   (c) disposals or replacements of obsolete equipment in the ordinary course of business;

   (d) the sale, lease, conveyance, disposition or other transfer (each, a "Transfer") by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries;

   (e) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business;

   (f) any Transfer of an interest in an oil, gas or mineral property pursuant to a farm-out, farm-in, joint operation, area of mutual interest agreement or other similar or customary arrangement or agreement that the Company or any Restricted Subsidiary determines in good faith to be necessary for the economic development of such Property; and

   (g) the Transfer by the Company or any Restricted Subsidiary of assets or property in the ordinary course of business; provided, however, that the aggregate amount (valued at the fair market value of such assets or property at the time of such Transfer) of all such assets and property Transferred pursuant to this clause (g) shall not exceed $5.0 million during any fiscal year of the Company.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

   "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions in the City of New York are required or authorized by law or other governmental action to be closed.

   "Capital Stock" means:

      (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing; and

      (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

   "Capitalized Lease Obligation" means, as to any Person, the discounted present value of the rental obligations of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation at such date, determined in accordance with GAAP.

   "Cash Equivalents" means:

      (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

      (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

      (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

      (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million;

      (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

      (6) money market mutual or similar funds having assets in excess of $100 million.

   "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person (a "Transferee") or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the Indenture), but excluding any such sale, lease, exchange or other transfer as part of a transaction in compliance with "--Merger, Consolidation and Sale of Assets" if the holders of the Company's Capital Stock immediately prior to such transaction own at least a majority (by voting power) of the Capital Stock of such Transferee immediately after such transaction; (b) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (c) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (d) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period with directors whose replacement shall not have been approved (by recommendation, nomination or election, as the case may be) by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

   "Change of Control Offer" has the meaning set forth under "--Change of Control."

   "Change of Control Payment Date" has the meaning set forth under "--Change of Control."

   "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Commission" means the Securities and Exchange Commission.

   "Company Properties" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Company or the Subsidiaries, which business activities are not prohibited by the terms of the Indenture.

   "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

      (1)  Consolidated Net Income; and

      (2)  to the extent Consolidated Net Income has been reduced thereby:

          (a) all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

          (b)  Consolidated Interest Expense;

          (c) the amount of any Preferred Stock dividends paid by the Company and its Restricted Subsidiaries; and

          (d) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

   "Consolidated EBITDA Coverage Ratio" means, with respect to the Company, the ratio of Consolidated EBITDA of the Company during the four full fiscal quarters for which financial information in respect thereof is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect (without duplication) on a pro forma basis for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

      (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness, and also including, without limitation, any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

   If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the

Company or the Restricted Subsidiary, as the case may be, had directly incurred or otherwise assumed such guaranteed Indebtedness.

   Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated EBITDA Coverage Ratio:"

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

      (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and


      (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense (including any premium or penalty paid in connection with redeeming or retiring Indebtedness of the Company and its Restricted Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness), plus

      (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of the Company, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to the Company for any period, the sum of, without duplication:

      (1) the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of original issue discount, (b) the net costs, losses or gains under Interest Swap Obligations, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation; and

      (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to the Company for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

      (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto;

      (2)  after-tax items classified as extraordinary or nonrecurring gains;

      (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Company or any Restricted Subsidiary;

      (4) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by charter, contract, operation of law or otherwise;

      (5) the net income of any Person in which the Company has an interest, other than a Restricted Subsidiary, except to the extent of cash dividends or distributions actually paid to the Company or to a Restricted Subsidiary by such Person;

      (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

      (7) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income (or loss) of the successor corporation prior to such consolidation, merger or transfer of assets; and

      (8)  any non-cash charges related to a ceiling test write-down under GAAP.

   "Consolidated Non-cash Charges" means, with respect to the Company, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

   "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Restricted Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided, however, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary of such Person with the accounts of such Person. The term "consolidated" has a correlative meaning to the foregoing.

   "Covenant Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

   "Crude Oil and Natural Gas Business" means:

      (1) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other Hydrocarbon properties;

      (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Company or of others; and

      (3)  activities incidental to the foregoing.

   "Crude Oil and Natural Gas Hedge Agreements" means, with respect to any Person, any oil and gas agreements and other agreements or arrangements or any combination thereof entered into by such Person in the ordinary course of business and that are designed to manage the risks of oil and natural gas price fluctuations.

   "Crude Oil and Natural Gas Properties" means all Properties, including equity or other ownership interests therein, owned by any Person to which "proved oil and gas reserves," as defined in Rule 4-10 of Regulation S-X of the Securities Act, have been attributed.

   "Crude Oil and Natural Gas Related Assets" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the notes.

   "Equity Offering" means an offering of Qualified Capital Stock of the Company.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

   "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company (or, for transactions of $5 million or less, an officer of the Company or a Restricted Subsidiary) acting reasonably and in good faith and, if determined by the Board of Directors of the Company, shall be evidenced by a Board Resolution of the Company delivered to the Trustee; provided, however, that if the aggregate non-cash consideration to be received by the Company or any Restricted Subsidiary from any Asset Sale shall reasonably be expected to exceed $15 million or if the net worth of any Restricted Subsidiary to be designated as an Unrestricted Subsidiary shall reasonably be expected to exceed $15 million, then fair market value shall be determined by an Independent Advisor.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

   "Holder" means any Person holding a Note.

   "Hydrocarbons" means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

   "incur" has the meaning set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

   "Indebtedness" means with respect to any Person, without duplication:

      (1)  all obligations of such Person for borrowed money;

      (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3)  all Capitalized Lease Obligations of such Person;

      (4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable);

      (5) all obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction;

      (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

      (7) all obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

      (8) all obligations under Crude Oil and Natural Gas Hedge Agreements, Currency Agreements and Interest Swap Obligations; and

      (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price.

   For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company.

   The "amount" or "principal amount" of Indebtedness at any time of determination as used herein shall, except as set forth below, be determined in accordance with GAAP:

      (1) any Indebtedness issued at a price that is less than the principal amount at maturity thereof shall be the face amount of the liability in respect thereof;

      (2) any Capitalized Lease Obligation shall be the amount determined in accordance with the definition thereof;

      (3) any Interest Swap Obligations included in the definition of Permitted Indebtedness shall be zero;

      (4) all other unconditional obligations shall be the amount of the liability thereof determined in accordance with GAAP; and

      (5) all other contingent obligations shall be, the maximum liability at such date of such Person.

   "Independent Advisor" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Company and (b) which, in the judgment of the Board of Directors of the Company, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect:

      (1) loan, advance or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property (valued at the fair market value thereof as of the date of transfer) others or any payment for property or services for the account or use of others);

      (2) purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

      (3) guarantee or assumption of the Indebtedness of any other Person (other than the guarantee or assumption of Indebtedness of such Person or a Restricted Subsidiary of such Person which guarantee or assumption is made in compliance with the provisions of "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above), and

      (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

   Notwithstanding the foregoing, "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. The amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

   "Issue Date" means the date of original issuance of the notes.

   "Legal Defeasance" has the meaning set forth under "--Legal Defeasance."

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

   "Material Change" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and natural gas reserves of the Company and consolidated Subsidiaries (before any state or federal income tax); provided, however, that the following will be excluded from the Material Change calculation:

      (1) any acquisitions during the quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist;

      (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales;" and

      (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts (determined by the Chief Financial Officer of the Company) to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

   "Net Proceeds Offer" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

   "Net Proceeds Offer Amount" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

   "Net Proceeds Offer Payment Date" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

   "Net Proceeds Offer Trigger Date" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

   "Net Working Capital" means all current assets of the Company and its consolidated Subsidiaries, minus all current liabilities of the Company and its consolidated Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

   "Pari Passu Indebtedness" means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the notes or such Guarantees, as applicable (other than the Company's 10% Senior Notes due 2007).

   "Payment Restriction" has the meaning set forth under "--Certain Covenants--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries."

   "Permitted Indebtedness" means, without duplication, each of the following:

      (1) the old notes, new notes, the Private Exchange Notes, if any, and the Guarantees;

      (2) Indebtedness incurred pursuant to the Senior Credit Facility in an aggregate principal amount at any time outstanding not to exceed $325.0 million under this clause (2);

      (3) Interest Swap Obligations of the Company or a Restricted Subsidiary covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to manage the exposure of the Company and its Restricted Subsidiaries to fluctuations in interest rates with respect to Indebtedness incurred in accordance with the Indenture to the extent the net notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (4) Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided, however, that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

      (5) Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided, however, that (i) any Indebtedness of the Company to any Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the notes and (ii) if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the Company;

      (6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

      (7) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, or for payment obligations in connection with self-insurance, bid, performance, appeal or surety bonds or for completion or performance guarantees or obligations or for similar requirements in the ordinary course of business;

      (8)  Refinancing Indebtedness;

      (9) Capitalized Lease Obligations and Purchase Money Indebtedness of the Company or any of its Restricted Subsidiaries incurred after the Issue Date not to exceed $15.0 million at any one time outstanding;

      (10) obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements of the Company or a Restricted Subsidiary;

      (11) Indebtedness under Currency Agreements; provided, however, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; and

      (12) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $20.0 million or (ii) 5.0% of Adjusted Consolidated Net Tangible Assets of the Company.

In the event that an item of Indebtedness or proposed Indebtedness (including without limitation Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through
(12) above, or is entitled to be incurred under the above covenant entitled "--Limitation on Incurrence of Additional Indebtedness" even if not Permitted Indebtedness, the Company will be permitted to classify or later reclassify (in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with that covenant.

   "Permitted Industry Investments" means:

      (1) capital expenditures, including, without limitation, acquisitions of Company Properties and interests therein;

      (2) entry into operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the oil and natural gas business and exchanges of Company Properties for other Company Properties of at least equivalent value as determined in good faith by the Board of Directors of the Company; and

      (3) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties of the Company or the Subsidiaries pursuant to joint operating agreements.

   "Permitted Investments" means:

      (1) Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary that is not subject to any Payment Restriction;

      (2) Investments in the Company by any Restricted Subsidiary; provided, however, that any Indebtedness evidencing any such Investment held by a Restricted Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the notes and the Indenture;

      (3)  Investments in cash and Cash Equivalents;

      (4) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "--Certain Covenants--Limitation on Asset Sales" above;

      (5)  Permitted Industry Investments;

      (6) Investments to the extent that Qualified Capital Stock of the Company is the consideration paid or provided by the Company; and

      (7) additional Investments made after the Issue Date in an aggregate amount not to exceed $10.0 million at any one time outstanding.

   "Permitted Liens" means each of the following types of Liens:

      (1) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date (and any extensions, replacements or renewals thereof covering property or assets secured by such Liens on the Issue Date);

      (2) Liens securing Indebtedness outstanding under the Senior Credit Facility;

      (3)  Liens securing the notes and the Guarantees;

      (4) Liens of the Company or a Restricted Subsidiary on assets of any Restricted Subsidiary;

      (5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (x) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

      (6) Liens for taxes, assessments or governmental charges or claims either not delinquent or contested in good faith by appropriate proceedings and as to which the Company or a Restricted Subsidiary, as the case may be, shall have set aside on its books such reserves as may be required pursuant to GAAP;

      (7) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

      (8)  Liens incurred or deposits made in the ordinary course of business
   (i) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (including letters of credit in connection therewith but exclusive of obligations for the payment of borrowed money);

      (9)  judgment and attachment Liens not giving rise to an Event of Default;

      (10) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

      (11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

      (12) Liens securing Purchase Money Indebtedness of the Company or any Restricted Subsidiary; provided, however, that (i) the Purchase Money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed (except for proceeds, improvements, rents and similar items relating to the property or assets so acquired or constructed) and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition or construction;

      (13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

      (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (15) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

      (16) Liens securing Acquired Indebtedness incurred in accordance with "--Certain Covenants-- Limitation on Incurrence of Additional Indebtedness" above; provided, however, that (i) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary (except for proceeds, improvements, rents and similar items relating to the property or assets so secured) and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary;

      (17) Liens on, or related to, properties and assets of the Company and its Subsidiaries to secure all or a part of the costs incurred in the ordinary course of business of exploration, drilling, development, production, processing, gas gathering, transportation, marketing or storage, or operation thereof;

      (18) Liens on pipeline or pipeline facilities, Hydrocarbons or properties and assets of the Company and its Subsidiaries which arise out of operation of law;

      (19) royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, production sales contracts, preferential rights of purchase, operating agreements, working interests and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties and assets of the Company and its Subsidiaries or otherwise as are customary in the oil and gas business;

      (20) with respect to any Properties and assets of the Company and its Subsidiaries, Liens arising under, or in connection with, or related to, farm-out, farm-in, joint operation, area of mutual interest agreements and/or other similar or customary arrangements, agreements or interests that the Company or any Subsidiary determines in good faith to be necessary for the economic development of such Property;

      (21)  any (a) interest or title of a lessor or sublessor under any lease;
   (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

      (22) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank; and

      (23) Liens incurred in the ordinary course of business and not exceeding $15.0 million in the aggregate at any one time.

   "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Private Exchange Notes" means unsecured senior notes of the Company, guaranteed by the Subsidiary Guarantors, issued in exchange for the old notes and identical in all material respects to the new notes, except for the placement of a restrictive legend on such Private Exchange Notes.

   "Property" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

   "Purchase Money Indebtedness" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Reference Date" has the meaning set forth under "--Certain
Covenants--Limitation on Restricted Payments."

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced"and "Refinancing"shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (2), (3), (4), (5), (6), (7), (9), (10),
(11) or (12) of the definition of Permitted Indebtedness), in each case that does not:

      (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company and its Restricted Subsidiaries in connection with such Refinancing); or

      (2) create Indebtedness with (x) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (y) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided, however, that (a) if such Indebtedness being Refinanced is Indebtedness of the Company or a Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and/or such Subsidiary Guarantor and (b) if such Indebtedness being Refinanced is subordinate or junior to the notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchasers.

   "Related Person" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

   "Replacement Assets" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

   "Restricted Payment" has the meaning set forth under "--Certain Covenants--Limitation on Restricted Payments."

   "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to and in compliance with "--Certain Covenants--Limitation on Restricted and Unrestricted Subsidiaries" above. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any Property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

   "Senior Credit Facility" means the Fourth Amended and Restated Credit Agreement dated as of March 15, 2002, by and among the Company, Bankers Trust Company, as Administrative Agent and each of the Lenders named therein, or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreements extending the maturity of, refinancing, replacing, increasing or otherwise restructuring all or any portion of the Indebtedness under such agreements.

   "Significant Subsidiary" means a Restricted Subsidiary of the Company that is also a "significant subsidiary"as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

   "Subsidiary," with respect to any Person, means any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

   "Subsidiary Guarantor" means each of the Company's Restricted Subsidiaries as of the Issue Date (other than Inesco Corporation, SPL Gas Marketing Inc., Midland Hunter Petroleum Limited Liability Company and Pintail Oil & Gas, Inc.) and each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided, however, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

   "Surviving Entity" has the meaning set forth under "--Certain
Covenants--Merger, Consolidation and Sale of Assets."

   "TCW Preferred Stock" means the one million shares of the Company's 1996 Series A Convertible Preferred Stock, $0.001 par value per share and a $10.00 stated par value per share with a quarterly dividend rate of $0.21875 per share.

   "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with "--Certain Covenants--Limitation on Restricted and Unrestricted Subsidiaries" above; provided, however, the Unrestricted Subsidiaries shall initially include Hunter Butcher International Limited

Liability Company, Canvasback Energy, Inc. and Redhead Energy, Inc. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

           MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the new notes by holders thereof, and the exchange of the old notes by such holder for new notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, regulations, rulings and judicial decisions as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

   This summary assumes that the new notes are held as capital assets and holders are initial purchasers of the old notes who purchased the old notes at their initial offering price. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

  .   holders subject to the alternative minimum tax;

  .   banks;

  .   tax-exempt organizations;

  .   insurance companies;

  .   dealers in securities or commodities;

  . traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  .   financial institutions;

  .   holders whose "functional currency" is not the U.S. dollar;

  .   U.S. expatriates;

  . persons that will hold the new notes as a position in a hedging transaction, "straddle", "conversion transaction" or other risk reduction transaction; or

  . persons deemed to sell the new notes under the constructive sale provisions of the Code.

   If a partnership holds new notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our new notes, you should consult your tax advisor.

   THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders

   The following is a summary of the United States federal tax consequences that will apply to you if you are a U.S. holder of the new notes. Certain consequences to "non-U.S. holders" of the new notes are described under "--Consequences to Non-U.S. Holders" below. "U.S. holder" means a beneficial owner of a new note that is:

  .   a citizen or resident of the United States;

  . a corporation (or an entity that is treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust that (1) is subject to the supervision of a court within the United States and that has one or more United States persons with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

  Exchange Offer

   The new notes should not differ materially in kind or extent from the old notes and, as a result, your exchange of old notes for new notes should not constitute a taxable disposition of the old notes for United States federal income tax purposes. As a result, you should not recognize taxable income, gain or loss on such exchange, your holding period for the new notes should generally include the holding period for the old notes so exchanged, and your adjusted tax basis in the new notes should generally be the same as your adjusted tax basis in the old notes so exchanged.

  Payments of Interest

   Stated interest on the new notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

  Amortizable Bond Premium

   Generally, if you purchase a new note for an amount that exceeds the sum of all amounts payable on the new note after the purchase date other than stated interest, you will be considered to have purchased the new note at a premium. You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the new note on a yield to maturity basis. The amortizable bond premium is treated as an offset to interest income on the new note for United States federal income tax purposes. If you elect to amortize bond premium, you must reduce your tax basis in the new note by the deductions allowable for amortizable bond premium. An election to amortize bond premium is revocable only with the consent of the IRS and applies to all obligations owned or acquired by you on or after the first day of the taxable year to which the election applies. We may redeem the new notes at any time, as described in this prospectus under "Description of the New Notes--Redemption; Optional Redemption." You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If a new note purchased at a premium is redeemed before its maturity and you have elected to deduct the bond premium, you may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

   If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the new note.

  Market Discount

   If you purchase a new note for less than its principal amount, the difference will be treated as a "market discount" for U.S. federal income tax purposes unless the difference is a de minimis amount. Under the market discount rules, you will be required to treat any principal payment on a new note, or any gain on its sale, exchange, retirement or other disposition, as ordinary income to the extent of the accrued market discount that was not previously included in gross income. If the new note is disposed of in a non-taxable transaction (other than a non-recognition transaction described in Section 1276 of the Code), accrued market discount will be taxable to you as ordinary income as if you had sold the new note at its fair market value. In addition, you may be required to defer, until the maturity of a new note or its earlier disposition (including a non taxable transaction other than a transaction described in Section 1276 of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or maintained to purchase or carry the new note. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the new note unless you elect to accrue market discount on a constant interest rate basis.

   You may elect to include market discount in gross income as the discount accrues, either on a straight-line basis or on a constant interest rate basis. This current inclusion election, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If you make such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such debt instruments and on any partial principal payment with respect to the new notes, and the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, would not apply.

  Sale, Exchange or Disposition of New Notes

   Subject to the discussion of the exchange offer above, you will generally recognize gain or loss upon the sale, exchange or other disposition of a new note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any accrued stated interest not previously included in income, which will be taxable as interest income) and your adjusted tax basis in the new note. Your adjusted tax basis in a new note will generally equal the amount you paid for the new note, as adjusted by the bond premium and market discount rules described above. Any gain or loss recognized on a disposition of the new note will be capital gain or loss. If you are an individual and have held the new note for more than one year, such capital gain will generally be subject to tax at a maximum rate of 20%. Your ability to deduct capital losses may be limited.

  Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to certain payments of principal and interest on the new notes and the proceeds of sale of a new note unless you are an exempt recipient (such as a corporation). A 30% backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.

   Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

   The following is a summary of the United States federal tax consequences that will apply to you if you are a non-U.S. holder of new notes. The term "non-U.S. holder" means a beneficial owner of a new note that is not a U.S. holder.

   Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations," "passive foreign investment companies" and "foreign personal holding companies." Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Payments of Interest

   The 30% United States federal withholding tax will not apply to any payment to you of principal or interest on a new note provided that:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and applicable Treasury Regulations;

  . you are not a controlled foreign corporation that is related to us through stock ownership as provided in the Code and applicable Treasury Regulations;

  . you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your business; and

  . (a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an IRS Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business holds the new note on your behalf and certifies, under penalties of perjury, that it has received IRS Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy of the IRS Form W-8BEN. If you hold your new notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

   If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI stating that interest paid on the new note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. In addition, you may, under certain circumstances, be required to obtain a United States Taxpayer identification number ("TIN").

   If you are engaged in a trade or business in the United States and interest on a new note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest that is effectively connected with your conduct of a trade or business in the United States will be included in earnings and profits.

   Generally, payments of interest to you would be subject to reporting requirements, even though these payments are not subject to a 30% United States federal withholding tax.

  Sale, Exchange or Disposition of New Notes

   Any gain realized upon the sale, exchange or other disposition of a new note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:

  . that gain is effectively connected with your conduct of a trade or business in the United States;

  . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  . you are subject to Code provisions applicable to certain United States expatriates.

   A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower applicable treaty rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.

  United States Federal Estate Tax

   The United States federal estate tax will not apply to the new notes owned by you at the time of your death, provided that (1) you do not own actually or constructively 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on the new note would not have been, if received at the time of your death, effectively connected with your conduct of a trade or business in the United States.

  Information Reporting and Backup Withholding

   The amount of interest paid to you on the new note and the amount of tax withheld, if any, will generally be reported to you and the IRS. You will generally not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a United States person and you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.

   You will generally not be subject to backup withholding or information reporting with respect to any payment of the proceeds of the sale of a new note effected outside the United States by a foreign office of a foreign "broker"(as defined in applicable Treasury Regulations). However, if such a broker:

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

  . is a controlled foreign corporation for United States federal income tax purposes, or

  . is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business, then you will be subject to information reporting, but not backup withholding unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of the proceeds of a sale of a new note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

   Based on interpretations of the SEC set forth in no-action letters issued to third parties, we believe that new notes issued under the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . you are not an "affiliate"of ours within the meaning of Rule 405 under the Securities Act;

  .   you are acquiring new notes in the ordinary course of your business; and

  .   you do not intend to participate in the distribution of the new notes.

   If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  .   you cannot rely on those interpretations of the SEC; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and the secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the exchange offer is completed, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sales of the new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new notes. Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the exchange offer is completed we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and the fees of any advisors or experts retained by the holders of old notes, and will indemnify the holders of the old notes (including any broker-dealers) against related liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain matters relating to the exchange offer will be passed on for us by Thompson & Knight L.L.P., Woodburn & Wedge and Morgan F. Johnston, General Counsel for Magnum Hunter.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedules incorporated by reference from Magnum Hunter Resources, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   The consolidated financial statements of Prize Energy Corp. as of December 31, 2001 and for the year then ended incorporated by reference from Magnum Hunter Resources, Inc.'s Current Report on Form 8-K dated July 2, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The consolidated balance sheets of Prize and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000 and for the period from inception (January 15, 1999) to December 31, 1999 and the statements of revenues and direct operating expenses for the producing properties acquired by Prize from Pioneer Natural Resources USA, Inc. for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as stated in their reports which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   ENGINEERS

   The estimated reserve evaluations and related calculations for Magnum Hunter of DeGolyer and MacNaughton, Ryder Scott Company, L.P., Pollard, Gore & Harrison and Cawley Gillespie & Associates, Inc., each independent petroleum engineering consultants, included and incorporated by reference in this prospectus have been included in reliance on the authority of said firms as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can obtain copies of these materials at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W. Washington, D.C. 20549, or by calling (800) SEC-0300. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information contained in our web site is not part of this offering memorandum. Magnum Hunter's common stock is listed on the New York Stock Exchange under the symbol "MHR."

   We have filed with the SEC a registration statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended with respect to the exchange offer. This prospectus does not contain all of the information in the Registration Statement. You will find additional information about us and the new notes in the Registration Statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

   We incorporate by reference in this prospectus the following documents filed by us with the SEC:

  . our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

  . our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended by Form 10-Q/A filed with the SEC on July 3, 2002; and

  .   our Current Report on Form 8-K filed with the SEC on July 2, 2002.

   We also incorporate by reference in this prospectus the Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for Prize Energy Corp.

   All documents and reports filed by Magnum Hunter with the SEC after the date of this prospectus and before the termination of the exchange offer shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material at the following address and telephone number:

                         Magnum Hunter Resources, Inc.
                        Attention: Corporate Secretary
                          600 East Las Colinas Blvd.
                                  Suite 1100
                              Irving, Texas 75039
                                (972) 401-0752

                         GLOSSARY OF OIL AND GAS TERMS

   "Bbl" or "barrel" means 42 U.S. gallons.

   "Bcf" means billion cubic feet of natural gas.

   "Bcfe" means billion equivalent cubic feet of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf of natural gas to 1 Bbl of oil.

   "BOE" means equivalent barrels of oil, calculated at a ratio of 6 Mcf of natural gas to 1 Bbl of oil.

   "Completion" means the installation of permanent equipment for the production of oil or gas.

   "Exploratory well" means a well drilled to find and produce oil in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

   "Gross," when used with respect to acres or wells, refers to the total acres or wells in which Magnum Hunter has a working interest.

   "Infill drilling" means the drilling of an additional well or wells provided for by an existing spacing order to more adequately drain a reservoir.

   "MBbls" means thousand barrels.

   "Mcf" means thousand cubic feet.

   "Mcfe" means thousand equivalent cubic feet of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

   "MMcf" means million cubic feet of natural gas.

   "MMcfe" means million cubic feet equivalent, determined using the ratio of 6 Mcf of natural gas to 1 Bbl of oil.

   "Net," when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by Magnum Hunter.

   "Net revenue interest" means a share of the working interest that does not bear any portion of the expense of drilling and completing a well and that represents the holder's share of production after satisfaction of all royalty, overriding royalty, oil payments and other nonoperating interests.

   "Oil" means crude oil or condensate.

   "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

   "Productive Well" means a well that is producing oil or gas or that is capable of production in paying quantities.

   "Producing reserves" means proved developed reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

   "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

   "Proved reserves" means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      iii. Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;
   (C) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

   "PV-10" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs but before deducting federal income taxes, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

   "Recompletion" means the completion for production of an existing well bore in another formation or producting horizon from that in which the well has been previously completed.

   "Reserve life" means the estimated productive life of a proved reservoir based upon the economic limit of such reservoir producing hydrocarbons in paying quantities assuming certain price and cost parameters. For purposes of this document, reserve life is calculated by dividing the proved reserves (on an Mcfe basis) at the end of the period by projected production volumes for the next 12 months.

   "Reserves" means proved reserves.

   "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

   "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

   "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

   "Workover" means operations on a producing well to restore or increase production.

--------------------------------------------------------------------------------


                   Offer to Exchange all of Our Outstanding
                        9.60% Senior Notes due 2012 for
            9.60% Senior Notes due 2012, Which Have Been Registered
                       Under the Securities Act of 1933

                                      of

                     [MAGNUM HUNTER RESOURCES, INC. LOGO]

                                 Magnum Hunter
                                Resources, Inc.

                               -----------------

                                  PROSPECTUS

                               -----------------

                                 July 25, 2002

--------------------------------------------------------------------------------

   No person has been authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by Magnum Hunter. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Magnum Hunter since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell nor or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.